                                       CONFIDENTIAL TREATMENT HAS BEEN REQUESTED
                                    FOR THE INFORMATION OMITTED IN THIS DOCUMENT
                                     PURSUANT TO RULE 24B-2 UNDER THE SECURITIES
                                               EXCHANGE ACT OF 1934, AS AMENDED.








                            DEVELOPMENT AND EXCLUSIVE

                             DISTRIBUTION AGREEMENT

                                     BETWEEN

                                  DEBIOTECH SA

                                       AND

                                   IMED CORP.

                DEVELOPMENT AND EXCLUSIVE DISTRIBUTION AGREEMENT



Between
            DEBIOTECH SA, a corporation organized and existing under the laws of Switzerland, with its principal office at:
            17 rue des Terreaux, CP82
            CH - 1000 LAUSANNE 9
            Switzerland
            (hereinafter referred to as:  "DEBIOTECH")

                                                                ON THE ONE HAND,

And
            IMED CORP., a corporation organized and existing under the laws of Delaware, with its principal office at:
            9775 Businesspark Avenue
            SAN DIEGO, CA  92131-1699
            USA
            (hereinafter referred to as:  "IMED")
                                                              ON THE OTHER HAND.

WHEREAS

DEBIOTECH is an independent and autonomous company active in the development and industrialization of new technologies for the medical field and is the holder of all distribution rights in a patented technology (US Patent No. 5.044.902, dated Sept. 3rd. 1991, and extensions in various countries listed in Enclosure 1) for the parenteral administration of Medical Fluids (as defined hereafter) by means of a disposable peristaltic cassette with rollers, connectable to a pump. DEBIOTECH has further developed a new miniaturized Pump (as defined hereafter) and a corresponding Cassette (as defined hereafter), which are manufactured by third parties for DEBIOTECH exclusively. DEBIOTECH has also filed applications for several patents covering the Pump and the Cassette as set forth on Enclosure
2. Furthermore, DEBIOTECH has already licensed the Product (as defined hereafter) for the Field of Application (as defined hereafter) in Europe.

IMED is an independent and autonomous company, active in the commercialization of pumps for the medical field, which expressed an interest in acquiring the exclusive rights to use, market, sell, lease and distribute the Product for the parenteral administration of Medical Fluids.

DEBIOTECH and IMED have signed, on February 27th 1992, and on October 21st 1993 (as extended on February 10, 1995), Non Disclosure Agreements regarding the Product.

The subject matter of this Agreement is the further development of the Product for the Territory (as defined hereafter) and the granting of an exclusive distribution right in the Territory for the Product to IMED, subject to certain conditions and limitations.


NOW THEREFORE IN CONSIDERATION OF THE FOREGOING AND THE COVENANTS AND UNDERTAKINGS HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:


ARTICLE 1:  DEFINITIONS

Unless otherwise indicated, references to Exhibits, Enclosures, Schedules and the like refer to those Exhibits, Enclosures, and Schedules attached hereto and references to Articles refer to the Articles hereof.

As used herein, the following words shall have the meanings herein specified and defined terms in this Agreement shall include both the singular and plural forms and the past, present and future tenses thereof.

            -"ACCESSORIES": any additional or optional equipment and/or accessory specifically developed : (i) for the Product's use; or (ii) to be used specifically with the Product in the Field of Application (including as examples but not limited to belt clip, pole/bed fixation module, Cassette/Reservoir Module, Cassette/Reservoir Module Housing, single and/or multiple charger, shoulder strap fixation module, etc...), some of these Accessories being described in Enclosure 3 as examples.

      -"ACCESSORY NET PROCEEDS OF SALE": the total actual invoice prices (including royalty income, if any) of each type of Accessory (other than any Cassette/Reservoir Module) shipped and invoiced by IMED or by any of its Affiliates (to the extent actually collected) in any Contract Year, less the following documented items (whether or not shown on such invoice): (a) governmental license and governmental permit fees, sales, excise, value added and similar taxes levied on the purchase, sale or resale of such Accessory; (b) customary trade or quantity discounts and rebates actually allowed; (c) returns of the same Accessory for credit or refund; and (d) freight, transportation and related transportation insurance and handling costs to move Accessories to IMED and, provided such costs are paid by IMED and not reimbursed, from IMED to its customers, provided however, Accessories given away by IMED or sold below transfer price from DEBIOTECH to IMED for marketing or other purposes shall be excluded from the calculation. In the event of bundled sales or other sales where the true sales price of an Accessory is not readily determinable, the price used shall be the price determined in accordance with IMED's accounting policies and procedures regarding such sales, consistently applied (examples of which are contained in Schedule 1 hereto).

      -"ACT": The Food, Drug and Cosmetics Act (21 U.S.C. Section 301 ET SEQ.) and the regulations promulgated thereunder, as the same may be amended from time to time.

      -"AFFILIATE": Any Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with the Party specified and for so long as they are Controlling, or Controlled by, or under common Control with the Party specified.

      -"AGREEMENT": shall mean this Development and Exclusive Distribution Agreement between DEBIOTECH and IMED.

      -"AUTHORIZED PERSON": any Third Person authorized to market, sell, lease or distribute any Product or Accessory.

      -"BUSINESS DAY": any day which is not a Saturday, Sunday, legal holiday or day on which banking institutions are authorized or required to remain closed in Zurich, Lausanne or New York City.

      -"CASSETTE": the disposable peristaltic cassette with rollers, connectable to a Pump, which is described in Enclosure 4 and which is protected by the Cassette Patent, together with all Improvements made thereto pursuant to Article 5.10.

      -"CASSETTE NET PROCEEDS OF SALE": the total actual invoice prices (including royalty income, if any) of the Cassettes, Cassette Sets and Cassette/Reservoir Modules shipped and invoiced by IMED or by any of its Affiliates (to the extent actually collected) in any Contract Year, less the following documented items (whether or not shown on such invoice):
      (a) governmental license and governmental permit fees, sales, excise, value added and similar taxes levied on the purchase, sale or resale of such Cassettes, Cassette Sets and Cassette/Reservoir Modules; (b) customary trade or quantity discounts and rebates actually allowed; (c) returns of the same for credit or refund; and (d) freight, transportation and related transportation insurance and handling costs to move Cassettes, Cassette/Reservoir Modules and Cassette Sets to IMED and, provided such costs are paid by IMED and not reimbursed, from IMED to its customers, provided however, that Cassettes, Cassette Sets and Cassette/Reservoir Modules given away by IMED or sold below transfer price from DEBIOTECH to IMED for marketing or other purposes shall be excluded from the calculation. In the event of bundled sales or other sales where the true sales price of the Cassette, Cassette Set or Cassette/Reservoir Module is not readily determinable, the price used shall be the price determined in accordance with IMED's accounting policies and procedures regarding such sales, consistently applied (examples of which are contained in Schedule 1 hereto).

      -"CASSETTE PATENT": US Patent No. 5.044.902 dated Sept. 3rd 1991 and/or its extensions, divisions, continuations, continuations-in-part, re-examinations and reissues of the foregoing listed in Enclosure 1.

      -"CASSETTE/RESERVOIR MODULE": the bag reservoir filled or capable of being filled with Medical Fluid attached or to be attached to a Cassette (and any other components, as the case may be), to be manufactured by IMED, together with all Improvements made thereto pursuant to Article 5.10


      -"CASSETTE/RESERVOIR MODULE HOUSING": the casing (an example of which is pictured and described on Enclosure 10 hereto) which will: (i) house the Cassette/Reservoir Module; and (ii) connect to the Pump so as to create a single integrated unit including both the Pump and the housing for the Cassette/Reservoir Module, to be manufactured by DEBIOTECH, together with all Improvements made thereto pursuant to Article 5.10.

      - "CASSETTE SET" any and all sets (such as a sterile tubing set, pre-assembled to the Cassette), provided that they are containing a Cassette, which are put on the market by an IMED Related Person.

      -"CHANGE": a modification, change, supplement or addition (but not including any clarification), to or with respect to, any Specification Document and/or Project Plan which is not contemplated in such Specification Document and/or Project Plan: (i) as of the Effective Date with respect to Pump v.1; and (ii) for the Pump v.2, from the date of approval by the Development Committee of the Project Plan for Pump Version 2 and/or Specification Document 2.

      -"CHANGE OF CONTROL": shall be deemed to have occurred at such time as any Third Person (other than Advanced Medical, Inc. ("AM"), and their respective Affiliates), together with its Affiliates, takes Control of IMED; PROVIDED, HOWEVER, that a Change in Control shall not result from:
      (i) any stock transfers within the immediate family of Jeffry M. Picower or among any of IMED's Affiliates; or (ii) a public sale of stock of IMED or AM so long as IMED is not thereafter Controlled by a Third Person.

      -"CONFIDENTIAL INFORMATION": all secret, confidential information or proprietary information which is disclosed by one Party during the term of this Agreement or prior thereto including, without limitation, to the extent secret, confidential or proprietary, manufacturing know-how, materials, data, program software, security features and/or methods, technical data and/or results, patents, trademarks, licenses, agreements, development programs, marketing strategies, business plans, explanations, financial information, specifications, manufacturing procedures, evaluation standards, assembly and/or production information, quality information and/or controls, stability data, medical evaluations, submissions to official agencies and/or any other information relating to the Product and/or Accessories, their development, improvement, manufacturing and/or distribution thereof. Confidential Information shall NOT include any information which the receiving Party can show: (a) was generally available to the public before the date of receipt by the receiving Party; (b) has become generally available to the public after the date of receipt by the receiving Party without the assistance or fault of the receiving Party;
      (c) the receiving Party was in possession of before its disclosure by the disclosing Party and the Confidential Information was not acquired directly or indirectly from the disclosing Party; or (d) has been disclosed or made available lawfully to the receiving Party at any time by a third party who was not itself required to hold it in confidence. The Party wishing to take advantage of any of the exceptions (a) to (d) hereabove shall bear the burden of proving that the exception applies.

      -"CONFIRMED DATE":  as defined in Article 10.1(b).

      -"CONTRACT YEAR": yearly period starting from the first January 1st after the First Introduction Date in the first country of the Territory or any anniversary thereof. The first Contract Year shall be the partial year starting from the beginning of the first Quarter beginning after such First Introduction Date.

      -"CONTRAST MEDIA": all substances dedicated to medical diagnostic through imaging techniques (e.g. Omnipaque-Registered Trademark-, Ultravist-Registered Trademark-, etc...) or similar substances.

      -"CONTROL": the power to, directly or indirectly, direct or cause the direction of the management and policy of a Person, whether through ownership of voting securities, by contract, by beneficial ownership or otherwise.

      -"COST PRICE": the cost price of IMED Group for the Cassette Set and/or the empty or prefilled Cassette/Reservoir Module determined in accordance with IMED's accounting policies and procedures consistently applied.

      -"COUNTRY YEAR": yearly period for a given country starting from the beginning of the first Quarter beginning after the First Introduction Date in said country or any anniversary thereof.

      -"DEBIOTECH GROUP":  DEBIOTECH and its Affiliates.

      -"DEBIOTECH RELATED PERSON": any member of the DEBIOTECH Group and any Authorized Person by DEBIOTECH.

      -"DEBIOTECH TRADEMARKS":  (i) the trademarks listed in Enclosure 9A; and
      (ii) any other trademarks now or in the future owned or licensed by DEBIOTECH for the Product which, in either case, DEBIOTECH has elected to use for a Product or Accessory in the Territory.

      -"DEVELOPMENT COMMITTEE":  as defined in Article 5.1.

      -"DEVELOPMENT COST": a sum equal to (i) any and all direct material and labor costs and expenses incurred by DEBIOTECH in connection with the development of an Improvement and its manufacturing process, including, but not limited to, any new

      Manufacturing Equipment (to the extent not excluded pursuant to Article 5.10(a)) necessary for the production of such Improvement and any necessary components, prototypes, samples and the like, thereof; plus (ii) [CONFIDENTIAL TREATMENT REQUESTED] of such labor costs and expenses and [CONFIDENTIAL TREATMENT REQUESTED] of such materials (excluding new Manufacturing Equipment) costs and expenses.

      -"DISTRIBUTOR": a wholesaler or other Third Person who purchases for resale or other further distribution, but shall not include any Third Person acquiring the Product, Cassette/Reservoir Module or any other Accessory pursuant to Article 3.3. A Distributor appointed by IMED is a "sub-Distributor".

      -"EFFECTIVE DATE":  the latest date of signature set forth below.

      -"EPIDEMIC FAILURE": any material defect which occurs during the normal expected life (e.g. the operating life or shelf life contemplated in the Specifications Documents) of a Product or Accessory and which is not due to normal wear and tear, misuse or incorrect handling, affecting the safety or intended use or operation of the Product or an Accessory and involving an entire production lot or other substantial number of any such Product or Accessory, whether or not such Product or Accessory is subject to recall pursuant to Article 11.3(a) or 11.3(b). A defect related to any component which is not warranted by its manufacturer (such as the rechargeable batteries) shall not be considered an Epidemic Failure.

      -"EXCLUSIVE DISTRIBUTION RIGHT": the exclusive right to use, market, sell, lease and distribute the Product and Accessories in the Territory, limited to the Field of Application.

      -"FAILURE EVENT": the occurrence of a Failure Event 1A or Failure Event 2, as the case may be.

      -"FAILURE EVENT 1A": means any of the following: (i) the Pumps delivered by DEBIOTECH pursuant to section (e) of the Project Plan for Pump Version 1A do not satisfy the protocol contemplated in section (f) entitled "Version 1A 35 Unit Delivery" and would require major work and changes to satisfy to such section (f) (as determined by tests conducted, at IMED's request and cost within sixty days after receiving the corresponding samples, by an independent official technical agency agreed by both Parties and bound vis a vis DEBIOTECH by adequate confidentiality obligations); (ii) DEBIOTECH does not satisfy the requirements of section
      (c) of Project Plan for Pump Version 1A entitled "510K Filing"; (iii) FDA 510k Market Approval for such Pump v.1A or Cassette does not occur within [CONFIDENTIAL TREATMENT REQUESTED] after the submission of the 510k application with respect to the products contemplated in Project Plan For Pump Version 1A to the FDA; or (iv) Product Availability of such Pump v.1A and Cassette in the USA does not occur within [CONFIDENTIAL TREATMENT REQUESTED] of such FDA

      Market Approval. No Failure Event 1A can occur after the date of Product Availability.

      -"FAILURE EVENT 2": means any of the following: (i) DEBIOTECH does not satisfy the "Acceptance Testing and Completion of the Version 2" requirements established in accordance with section (j) of Project Plan for Pump Version 1A and would require major work and changes to satisfy to such item 5 (as determined by tests conducted, at IMED's request and cost within sixty days after receiving the corresponding samples, by an independent official technical agency agreed by both Parties and bound vis a vis DEBIOTECH by adequate confidentiality obligations); (ii) DEBIOTECH does not satisfy the "510K Filing" requirements established in accordance with section (j) of Project Plan for Pump Version 1A; (iii) FDA 510k Market Approval for such Product or Cassette does not occur within [CONFIDENTIAL TREATMENT REQUESTED] after the submission of the 510k application with respect to the products contemplated in Project Plan For Pump Version 2 to the FDA; or (iv) Product Availability of such products in the USA does not occur within [CONFIDENTIAL TREATMENT REQUESTED] of such FDA Market Approval. No Failure Event 2 can occur after the date of Product Availability.

      -"FDA": United States Food and Drug Administration and any successor thereto.

      -"FIELD OF APPLICATION": is limited to the field of parenteral administration of Medical Fluids in the human body. In particular, the Field of Application does not include the enteral administration of Medical Fluids, nor hemo or peritoneal dialysis, nor plasmapheresys, nor extracorporeal circulation nor the enteral and/or parenteral administration of Contrast Media, nor the aerosol inhalation and/or nebulization of Medical Fluids, nor any use in veterinary therapy and/or any laboratory use. The Field of Application does also not include the particular use described hereafter in Article 3.1.

      -"FIRM ORDER":  as defined in Article 10.1(a).

      -"FIRST INTRODUCTION DATE": for each country in the Territory, the day of the first market introduction of the Product in said country but, in any event, not later than the latest date between (i) [CONFIDENTIAL TREATMENT REQUESTED] after the Market Approval in said country and (ii) the Product Availability for said country.

      -"FORCE MAJEURE":  as defined in Article 19.1 hereof.

      -"GOOD MANUFACTURING PRACTICE": the applicable current good manufacturing practice promulgated from time to time by the FDA in accordance with the Act, including those set forth in 21 CFR Part 820.

      -"GROSS MARGIN": for any annual accounting period, the sum of Accessory Net Proceeds of Sales, Cassette Net Proceeds of Sales and Pump Net Proceeds of Sales, minus IMED Group's aggregate cost of such Accessories, Cassettes and Pumps included in the calculation in the respective Net Proceeds of Sale and sold (i.e. the transfer price from DEBIOTECH to IMED or Cost Price, as the case may be, of such Accessories, Cassettes and Pumps, plus up to an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of such transfer price for Pumps and Accessories to cover material handling and overhead costs calculated in accordance with IMED's accounting policies and procedures consistently applied).

      -"IMED GROUP":  IMED and its Affiliates.

      -"IMED RELATED PERSON": any member of the IMED Group and any Authorized Person by IMED.

      -"IMED TRADEMARKS": (i) the trademarks listed in Enclosure 9B; and (ii) any other trademarks now or in the future owned or licensed by IMED for the Product which, in either case, IMED has elected to use for a Product or Accessory in the Territory.

      -"IMPROVEMENT": (i) any enhancement of a Product or Accessory that permits such Product or Accessory to perform its function in a better or more useful way; and/or (ii) any New Accessory, but excluding any New Development and any New Competing Product.

      -"INDEX": the manufacturing index known as the "PSD C Indice des Produits et Services Divers C" published on a periodic basis by the French I.N.S.E.E. or, in the event that such Index shall cease to be published in France (or in the event that DEBIOTECH were to transfer manufacturing to a country other than France) such successor index or substitute index mostly closely similar to the Index for such manufacturing in such country.

      -"INTELLECTUAL PROPERTY": any intellectual property including, but not limited to, inventions, patents, patent applications, copyrights, copyright applications, trade secrets, know-how, formulas, compositions of matter, software, designs and other intellectual property rights related thereto, including any foreign counterparts to any of the above.

      -"MANUFACTURING INFORMATION":  as defined in Article 10.5(c).

      -"MANUFACTURING EQUIPMENT": all molds, machinery and equipment owned and used by DEBIOTECH in the manufacture of the Products and Accessories, including, without limitation, all molds, machinery and equipment used in the manufacture of the foregoing contained in the manufacturing facilities of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] located at La Verpilliere, France and Montlucon, France, respectively, or any other location, as the case may be at the Effective Date. Any new equipment, mold or machinery after the Effective Date shall be called a "new Manufacturing Equipment".

      -"MARKET APPROVAL": for a given country, the approval given or issued by the relevant government agency in such country (e.g. FDA in the USA) which is necessary to market and sell the Product in such country.

      -"MEDICAL FLUIDS": total parenteral nutrition fluids, large volume parenteral fluids, small volume solutions, blood and blood products, parenteral nutritional additives, premixed intravenous solutions, drug fluids and other fluids administered for medical purposes, with the exception of Contrast Media fluids, dialysis fluids used in connection with dialysis equipment and washing fluids.

      -"MINUTES":  as defined in Article 5.1.

      -"NEW ACCESSORIES":  Accessories not included in Article 8.1(d).

      -"NEW COMPETING PRODUCT": any new product which includes a pump using a disposable administration set other than any Product, Improvement or New Development, which is not commercially available at the Effective Date, which is not depending on the Cassette Patent and which addresses the Field of Application .

      -"NEW DEVELOPMENT": any new development of the Product for the Field of Application still depending on the Cassette Patent, which both: (i) would include substantial material differences from the Pump and the Cassette including without limitation, operation and market differences, and which would include at least one new patent protection applied for by DEBIOTECH or for which DEBIOTECH is the holder of all relevant rights in the Field of Application; and (ii) is not intended to replace or directly compete with the Product in the Field of Application.

      -"PACKAGING SPECIFICATIONS":  as defined in Article 10.3(e).

      -"PARTY":  either IMED or DEBIOTECH, as the case may be.

      -"PATENTS": any and all patents covering the Product and/or Accessories in any country of the Territory and for which DEBIOTECH is the holder of all relevant rights in the Field of Application.

      -"PERSON": any individual or entity, whether a natural person, trustee, corporation, general partnership, limited partnership, limited liability company or partnership, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, governmental agency or otherwise.

      -"PRIME RATE": the current official prime rate charged to its best customers in US$ of the Citibank in New York .

      -"PRODUCT":  Cassettes and/or Pumps.

      -"PRODUCT AVAILABILITY": with respect to any Product, that point in time as of which both: (i) all necessary Market Approvals for such Product have been obtained; and (ii) DEBIOTECH delivers the Initial Firm Order for such Product in accordance with Article 10.2 (or is otherwise deemed to have occurred as provided in Article 10.2) and at such time it then has the capability to continue normal supply.

      -"PROJECT PLAN FOR PUMP VERSION 1A": the development plan for the Pump v.1A, the related Cassette, the Cassette/Reservoir Module Housing and the related Accessories, attached hereto as Enclosure 11.

      -"PROJECT PLAN FOR PUMP VERSION 2": the development plan referred to in section (j) of the Project Plan for Pump Version 1A.

      -"PROJECT PLANS": the Project Plan For Pump Version 1A and the Project Plan For Pump Version 2.

      -"PROPOSAL DATA":  as defined in Article 5.10(a).

      -"PUMP": all of the reusable miniaturized programmable pumps which are described in the Specification Documents and in which the Cassette is to be inserted and used once with a single patient, together with all Improvements thereto made by DEBIOTECH pursuant to Article 5.10.

      -"PUMP NET PROCEEDS OF SALE": the total actual invoice prices (including royalty income, if any) of each type of Pump (excluding Refurbished Pumps) shipped and invoiced by IMED or by any of its Affiliates (to the extent actually collected) in any Contract Year, less the following documented items (whether or not shown on such invoice): (a) governmental license and governmental permit fees, sales, excise, value added and similar taxes levied on the purchase, sale or resale of such Pump; (b) customary trade or quantity discounts and rebates actually allowed; (c) returns of the same Pump for credit or refund; and (d) freight, transportation and related transportation insurance and handling costs to move Pumps to IMED and, provided such costs are paid by IMED and not reimbursed, from IMED to its customers provided however, Pumps given away by IMED or sold below transfer price from DEBIOTECH to IMED for marketing or other purposes shall be excluded from the calculation. In the event of bundled sales or other sales where the true sales price of the Pump is not readily determinable, the price used shall be the price determined in accordance with IMED's accounting policies and procedures regarding such sales consistently applied (examples of which are contained in Schedule 1 hereto).

      -"PUMP V.1":  the Pump which is described in the TUV Approval.

      -"PUMP V.1A": the Pump which is described in the Specification Document 1A under the heading "Version 1A".

      -"PUMP V.2": the Pump which is described in the Specification Document 2 under the heading "Version 2".

      -"QUALITY CONTROL PROCEDURES": shall mean all of the Quality and Validity Testing Procedures For Pump v.1A and the Quality and Validity Testing Procedures for Pump v.2 and any other quality control procedures developed by the Development Committee pursuant to Article 5.

      -"QUARTER": each three months period of each calendar year, commencing January 1st, April 1st, July 1st and October 1st respectively.

      -"RECALL AMOUNT": an amount corresponding to [CONFIDENTIAL TREATMENT REQUESTED] of the transfer price at which those Products, Accessories and/or Spare Parts subject to recall as contemplated in Articles 11.3, were sold by DEBIOTECH to IMED, reduced by any amounts previously paid by DEBIOTECH in respect of such Products, Accessories and/or Spare Parts pursuant to the foregoing Article.

      -"RECALL INSURANCE POLICY": the insurance policy, if available, procured by DEBIOTECH as defined in Article 20.3(c) .

      -"RECALL ORDER":  as defined in Article 11.3(a) .

      -"REFURBISHED PUMPS": Pumps which are taken back by IMED from a customer, reconditioned or modified and then sold or leased by IMED in a new transaction (as the case may be, with Spare Parts acquired from DEBIOTECH); PROVIDED, HOWEVER, that an extension or renewal of any leased Pump or any sale of such Pump to the lessee thereof shall not constitute a new transaction.

      -"SHIPMENT DATE":  as defined in Article 10.1(b).

      -"SOFTWARE CHANGES": modifications to the user interface of a Pump through the implementation of programming changes to the software for such Pump.

      -"SPARE PARTS": those parts and components necessary to repair, refurbish, recondition, maintain and service the Products and Accessories.

      -"SPECIFICATION DOCUMENT 1A": the document setting out product specifications relating to Pump v.1A and Cassette attached hereto as Enclosure 5A, which may be amended from time to time pursuant to Article 5.

      -"SPECIFICATION DOCUMENT 2": the document setting forth product specifications relating to Pump v.2 and Cassette attached hereto as Enclosure 5B, which may be amended from time to time pursuant to Article 5.

      -"SPECIFICATION DOCUMENTS": Specification Document 1A and Specification Document 2.

      -"STANDBY AGREEMENT":  as defined in Article 10.5(a).

      -"STANDBY LICENSE":  as defined in Article 10.5(b).

      -"SUSTAINING ENGINEERING ACTIVITIES": all day to day activities in connection with the manufacture of a product, accessory or device and the processes of manufacturing the same, normally engaged in by a manufacturer of a product, accessory or device.

      -"TECHNOLOGY": all Intellectual Property relating to any Product or Accessory in the Field of Application in which DEBIOTECH has rights, including, without limitation, the Patents together with all patent applications and all divisions, continuations, continuations-in-part, re-examinations and reissues of any of the foregoing.

      -"TERRITORY": the countries and all successor countries comprising the geographical territory of the countries in North and Central America listed in Enclosure 7.

      -"THIRD PERSON": any Person other than IMED, DEBIOTECH and their respective Affiliates.

      -"TUV":  Technische Uberwachungs Verein.

      -"TUV APPROVAL":  TUV approval in Germany for the Pump v.1 (Enclosure 6) .

      -"USA":  the United States of America.

      -"US$":  US dollar.


ARTICLE 2:  EXCLUSIVE DISTRIBUTION RIGHT

2.1 GRANT OF DISTRIBUTION RIGHT. DEBIOTECH hereby grants to IMED, which accepts, the exclusive right to use, market, sell, lease and distribute the Product and Accessories in the Territory, limited to the Field of Application. This Exclusive Distribution Right may be exercised solely by IMED directly or through its Affiliates in the USA (except as provided below) and by IMED directly or through its Affiliates or Third Person sub-Distributors in the other countries of the Territory, provided that IMED has informed DEBIOTECH of each of their name(s) together with the list of countries concerned for each of them prior to their appointment by IMED and provided further that IMED remains primarily liable for all such Affiliates and/or Third Person sub-Distributors with respect to all obligations hereunder.

      As an exception to the general rule for the USA, IMED may distribute through Third Person sub-Distributors in limited cases where it is commercially reasonable under the circumstances and in areas of the USA in which, and with sub-Distributors through which, IMED uses sub-Distributors for its own pumps and other products and such sub-Distributors have general distribution activities within the medical field, provided that IMED has informed DEBIOTECH of each of their name(s) together with the area concerned for each of them prior to their appointment by IMED and provided further that IMED remains primarily liable for all such Third Person sub-Distributors with respect to all obligations hereunder.

2.2   LIMITATION ON MANUFACTURING RIGHTS.  Except as expressly provided in this
      Agreement: (i) DEBIOTECH does not grant hereby any right whatsoever to IMED regarding the manufacturing of all or any part of the Product and/or Accessories; and (ii) IMED undertakes not to manufacture, directly or indirectly, and/or acquire from any source other than DEBIOTECH all or any part of the Product and/or Accessories without the prior written consent of DEBIOTECH. Maintenance and servicing of Pumps and refurbishing of Pumps (Refurbished Pumps) for resale by IMED using Spare Parts supplied by DEBIOTECH shall not be considered manufacturing for the purpose of this paragraph.

2.3 LIMITATION OF TERRITORY AND MARKET. IMED and its Affiliates shall not, and IMED shall enter into agreements with its Third Person sub-Distributors whereby such sub-Distributors shall agree (the "IMED Restriction Provision") not to, directly or indirectly use, have used, market, lease, sell, distribute or export the Product or Accessories (i) outside the Territory and/or (ii) within the Territory but outside the Field of Application. In the event that IMED becomes aware, through notice by DEBIOTECH or otherwise, that one of its Third Person sub-Distributors is in violation of the IMED Restriction Provision, IMED shall, at IMED's sole cost and expense, enforce the IMED Restriction Provision or immediately cause the termination of all Product and Accessories sales to such breaching sub-Distributor and shall be liable for any damage caused by a material breach thereof.

2.4 DEBIOTECH DISTRIBUTOR RESTRICTION. DEBIOTECH and its Affiliates shall not, and shall enter into agreements with all DEBIOTECH Distributors (other than IMED) whereby such DEBIOTECH Distributors shall agree (the "DEBIOTECH Restriction Provision") not to, directly or indirectly use, market, sell, license, lease or distribute or make available the Product or the Accessories for the Field of Application in the Territory. In the event that DEBIOTECH becomes aware, through notice by IMED or otherwise, that one of DEBIOTECH Distributors is in violation of the DEBIOTECH Restriction Provision, DEBIOTECH shall, at DEBIOTECH's sole cost and expense, enforce the DEBIOTECH Restriction Provision or immediately cause the termination of all Product and Accessories sales to such breaching Distributors and shall be liable for any damage caused by a material breach thereof.

2.5 CASSETTE SET ASSEMBLY. IMED is hereby authorized by DEBIOTECH to assemble each Cassette to a tubing set for parenteral medical use including, without limitation, as the case may be, an empty or prefilled Cassette/Reservoir Module, provided such assembly complies with all manufacturing and quality standards required by the FDA or under the Act for such Cassette Set assembly (including Good Manufacturing Practice). IMED Related Person shall not market, sell, lease or distribute Cassettes which: (i) are not directly connected to a tubing set for parenteral medical use; and/or (ii) include enteral sets, without the prior written consent of DEBIOTECH.


ARTICLE 3:  EXCLUSIVITY RETAINED BY DEBIOTECH

3.1 RESERVATION OF RIGHT: SINGLE USE/USER. Notwithstanding anything to the contrary in this Agreement, DEBIOTECH retains all the rights, and does not grant hereby any right whatsoever to IMED, regarding the use of the Patents, Technology and/or Improvements for the use, marketing, sale, leasing and/or distribution of any New Development product which is both:
      (i) designed for use with a cassette and reservoir; and (ii) employs a pump which is either (a) dedicated to one single use and not reusable after the end of its injection program or after the emptying of its reservoir; or (b) limited to a certain number of interchangeable cassettes and reservoirs, for one single patient's use within one single indication and is labeled as such. According to this Article 3.1, DEBIOTECH retains the right to grant to any Third Person and/or pharmaceutical company the right to use, market, sell, lease and/or distribute, in the Territory, any New Development product as described under this Article 3.1, including all the corresponding cassettes, reservoirs and pumps.

3.2 RESERVATION OF RIGHTS: CASSETTE/RESERVOIR MODULE AND PRODUCT; PHARMACEUTICAL COMPANY. In the event that DEBIOTECH desires to arrange for the Cassette/Reservoir Module and/or Product to be provided to a pharmaceutical company in the Territory solely to permit such pharmaceutical company to acquire the Cassette/Reservoir Module and/or Product to be used on a dedicated basis with a drug distributed by that pharmaceutical company, DEBIOTECH will request in writing that IMED supply that pharmaceutical company with the Cassette/Reservoir Module and/or Product and IMED agrees to do so upon terms and conditions specified by IMED. In such an event, DEBIOTECH shall provide IMED with sufficient notice to enable IMED to incorporate into its supply forecast and orders the quantities needed to satisfy such request under the standard ordering procedures set forth in Article 10.1 hereof.

3.3 RESERVATION OF RIGHTS: CASSETTE/RESERVOIR MODULE PRODUCT AND ACCESSORIES; AFFILIATE. Notwithstanding anything to the contrary in this Agreement, IMED hereby agrees that, at DEBIOTECH's written request, it will sell the Cassette/Reservoir Module, Product and Accessories in the Territory for use by any licensee of DEBIOTECH Group if such Product and/or Cassette/Reservoir Module and/or Accessories are required by such licensee for the use with a drug developed by

      DEBIOTECH Group (e.g. the anti-cancer drug LOHP-Registered Trademark-).
      In such an event: (i) DEBIOTECH shall provide IMED with sufficient notice to enable IMED to incorporate into its supply forecast and orders the quantities needed to satisfy such request under the standard ordering procedures set forth in Article 10.1 hereof; and (ii) IMED shall supply the Product and/or Cassette/Reservoir Module and/or Accessories to DEBIOTECH for said licensee for the use with said drug at the best price offered to any other of IMED's clients under the most comparable conditions.

3.4 RESERVATION OF RIGHTS: CONTRAST MEDIA; HEPARIN; SALINE. Notwithstanding anything to the contrary in this Agreement, as a limited exception to the Exclusive Distribution Right granted to IMED in this Agreement, DEBIOTECH is entitled to grant to any Person having the right to use, market, distribute, lease or sell the Chronorad-Registered Trademark- Contrast Media injection device (or the like) and cassettes (under the Patents, Technology and/or Improvements) for Contrast Media injection in the Territory, the right to use, market, sell, lease and/or distribute such device and cassette for heparin injection or saline solution flush but solely if combined with, or alternated with, a Contrast Media injection.

3.5 RESERVATION OF RIGHTS: SUPPLY TO INVESTIGATORS. Notwithstanding anything to the contrary in this Agreement, DEBIOTECH shall have the right for evaluation, Market Approval and/or development purposes only, to supply (free of charge, to the extent permitted by law) the Product, Cassette/Reservoir Module and/or Accessories in limited quantities and to limited investigators in the Territory for the Field of Application provided that the Product, Cassette/Reservoir Module and/or Accessories shall not bear the IMED Trademarks, IMED's name or the IMED label without IMED's prior written consent. In such an event, DEBIOTECH shall inform IMED prior thereto and mention the name and location of such investigators. IMED shall have the right to participate in such investigation research. DEBIOTECH shall be solely liable for any actions taken by anyone under this Article 3.5, and agrees to insure itself against all liabilities resulting therefrom. IMED shall not be responsible or held accountable (criminally or civilly), and DEBIOTECH shall indemnify IMED, for any liability, including, without limitation, costs, penalties and damages, resulting from actions taken under this
      Article 3.5.

3.6 DEBIOTECH'S OBLIGATIONS REGARDING SIMILAR PRODUCTS. Notwithstanding anything to the contrary in this Agreement, DEBIOTECH agrees, and shall take appropriate measures to assure, that, with respect to the countries for which IMED has not lost exclusivity under Article 12.2 hereof, the Cassettes have been specifically designed to fit the Pump and that no other cassette designed, manufactured, developed, sold, licensed or distributed, directly or indirectly, by any member of the DEBIOTECH Group (or any DEBIOTECH Related Person with the assistance of any member of the DEBIOTECH Group), including, without limitation: (x) any cassette for any product contemplated in Article 3.1 or 3.4; or (y) any cassette for use with: (a) any pump outside of the Field of Application in the Territory; or (b) any New Competing Product, shall fit the Pump and in furtherance thereof shall use the special

      IMED code of the coding system described in Enclosure 15. DEBIOTECH agrees, and shall take appropriate measures to assure, that any pump designed, manufactured, developed, sold, licensed or distributed, directly or indirectly, by any member of the DEBIOTECH Group (or any DEBIOTECH Related Person with the assistance of any member of the DEBIOTECH Group) shall not contain the IMED Trademarks, IMED's name, the IMED label or the color scheme of any Product or Accessory to be supplied to IMED under this Agreement, without the prior written consent of IMED.


ARTICLE 4:  TRADEMARKS/LABELING/ADVERTISEMENT

4.1 PROMOTION. IMED will be solely responsible for promoting the Product and Accessories and will alone bear any related costs of such promotion for the Field of Application in the Territory. DEBIOTECH shall cooperate with IMED with respect to the promotion of the Product in the Territory by:
      (a) communicating to IMED any request it receives from Third Parties concerning any Product or Accessory for the Field of Application within the Territory; (b) furnishing IMED with samples or copies of all promotional literature and advertisements used by DEBIOTECH or, to the extent known by DEBIOTECH, by other DEBIOTECH Authorized Persons for wide dissemination in connection with the Product to the extent permitted by such DEBIOTECH Authorized Persons; (c) furnishing advice to IMED as may be reasonably requested with respect to any promotional literature and advertisements for the Product which IMED may desire to prepare at its own expense; (d) allowing IMED to use or reproduce, at IMED's expense, any promotional materials (including trade show displays) used by DEBIOTECH subject to the consent of any Third Person whose name, trademarks or products may be included; and (e) any such other reasonable promotional assistance customarily provided by DEBIOTECH to its other Distributors. DEBIOTECH shall not be liable for any advice, copy or materials it may provide in connection with any such promotional assistance for which it is not otherwise liable under this Agreement.

4.2 LABELING. IMED shall be responsible, subject to Article 10.3(e), for the content and adequacy for regulatory purposes of the labeling of the Product and Accessories and packaging thereof in final form for distribution by IMED Related Persons. All labels shall be procured and printed by DEBIOTECH using appropriate camera-ready mock-ups submitted by IMED. IMED shall comply with all USA, Canada and Mexico labeling requirements with respect to such Products and Accessories and shall be responsible for any other labeling requirements unique to any jurisdiction within the Territory. Each Pump and Cassette shall include a label stating as follows: "FOR PARENTERAL USE ONLY".

      If and to the extent mandatorily required by applicable law, each label for a Product or Accessory shall identify, in a reasonable manner, DEBIOTECH's manufacturer as the manufacturer and IMED or one of its Affiliates as the Distributor.

      DEBIOTECH may, upon prior written notice and at DEBIOTECH's sole cost and expense, put in a visible size and reasonable manner: (i) its name; (ii) its license logo as set forth on Enclosure 8; (iii) any of the DEBIOTECH Trademarks; (iv) the sentence "Product Under License from DEBIOTECH-Switzerland"; and (v) the word "patent(s)" or "patent(s) pending" and the number or numbers of the patents applicable thereto and otherwise as may be necessary to preserve the maximum rights against any infringer of the Patents, and/or other patents and/or patent applications for which DEBIOTECH is the holder of rights in the Field of Application, on the Product and Accessories and on any package of the Product and Accessories.

4.3 USE OF DEBIOTECH TRADEMARKS. DEBIOTECH hereby grants to IMED the nontransferable (except as contemplated in Article 21.1 hereof), exclusive (or non exclusive, as the case may be, according to Article 12.2 hereafter) license to use the DEBIOTECH Trademarks, solely in connection with the use, marketing, sale, lease and distribution for the Field of Application of the Product and Accessories in the Territory.

      IMED shall not use DEBIOTECH Trademarks in any manner which jeopardizes the distinctiveness, significance or validity thereof; PROVIDED, HOWEVER, that IMED may use the DEBIOTECH Trademarks in any manner consistent with the use thereof by any DEBIOTECH Distributor. IMED acknowledges and agrees that (a) the DEBIOTECH Trademarks are the exclusive licensed properties of DEBIOTECH, (b) any use by IMED of the DEBIOTECH Trademarks shall not give IMED any ownership or other rights therein, (c) all uses by IMED of the DEBIOTECH Trademarks shall inure solely to the benefit of DEBIOTECH and (d) IMED shall only use the DEBIOTECH Trademarks in connection with the Product and/or the Accessories for the Field of Application in the Territory.

4.4 USE OF IMED TRADEMARKS. DEBIOTECH shall not use the IMED Trademarks in connection with the use, marketing, sale, lease, distribution, manufacture or delivery of any goods except for the placement of the same on the Product or Accessory which will be delivered to IMED and the related packaging and or related documents.

4.5 STATEMENT REGARDING LIMITATION ON USE. IMED hereby agrees to state clearly in any, brochure, manual, or any advertising material describing the Product, Accessories, and Cassette Sets, that it is strictly limited to parenteral use, by means of the following instructions for use, in the English language in the USA, in the English language and translated into the French language in Canada and translated into the Spanish language in
      Mexico:  "FOR PARENTERAL USE ONLY".

      On DEBIOTECH's request, IMED shall, at its sole cost and expense, put in a visible size and reasonable manner: (i) DEBIOTECH's name; (ii) DEBIOTECH's license logo as set forth on Enclosure 8; (iii) any of DEBIOTECH Trademarks; (iv) the sentence "Product Under License from DEBIOTECH-Switzerland"; and (v) the word "patent(s)" or "patent(s) pending" and the number or numbers of the patents applicable thereto and otherwise as may be necessary to preserve the maximum rights against any infringer of the Patents, and/or other patents and/or patent applications for which DEBIOTECH is the holder of rights in the Field of Application, on any Cassette Set package and any advertising, brochure, manual and the like describing the Product and/or Accessories.

      DEBIOTECH hereby agrees to state clearly, or make sure that any Third Person entitled to use, market, sell, distribute or lease the Product and Accessories outside the Field of Application in the Territory (e.g. for enteral use) shall state clearly, in any document, brochure, manual, or any advertising material regarding any such Product or Accessory, as well as on the Product, that it is strictly limited to non parenteral use (e.g. by means of the following instructions for use, in the English language in the USA, in the English language and translated into the French language in Canada and translated into the Spanish language in Mexico: "FOR ENTERAL USE ONLY").

4.6 IMED AS DISTRIBUTOR. DEBIOTECH shall have the right to mention IMED as its exclusive (or non exclusive, as the case may be according to Article 12.2) Distributor of Products and Accessories for the Territory in its advertising and/or company brochure, as well as to display IMED's Product during public events. In connection therewith, DEBIOTECH shall supply free of charge to IMED, at least five (5) days prior to its distribution if practicable under the circumstances, at least one (1) sample of every such advertising and/or company brochure.

4.7 NO REFERENCE TO OTHER DISTRIBUTORS. Neither IMED, its Affiliates or sub-Distributors shall use or allow to be used, in any printed material, the names or trademarks of any of DEBIOTECH's Related Persons except as permitted in Article 4.3 and 4.5 hereof.

4.8 OPERATING MANUAL. IMED shall be solely responsible for the production, content and adequacy (assuming, for this purpose, that each of the Product and Accessories functions as intended, conforms to its specifications and complies with the warranty provisions contained in Article 11) of any operating manual, instruction or brochure provided to users, customers, clients or the general public in connection with the Product and/or Accessories and IMED shall be solely liable for any liabilities attributable to its negligent drafting of the foregoing to the extent such negligence caused such liabilities. This Article 4.8 shall not limit or otherwise alter any liability DEBIOTECH may have under Article 11 or as otherwise provided in the Agreement.


ARTICLE 5:  PRODUCT DEVELOPMENT

5.1 DEVELOPMENT COMMITTEE/PROJECT LEADER. IMED and DEBIOTECH shall establish a development committee to coordinate, implement and follow the development of: (i) the Pump v.1A and Pump v.2; (ii) the Cassette for each such Pump; (iii) the

      Accessories, including, without limitation, the Cassette/Reservoir Module and the Cassette/Reservoir Module Housing for each Pump; and (iv) Improvements (the "Development Committee"). The Development Committee will consist of one representative from each of IMED and DEBIOTECH. The Development Committee will communicate or meet regularly from time to time as determined by its members. IMED or DEBIOTECH shall be entitled, upon reasonable notice, to call a meeting of the Development Committee. The location of the Development Committee meetings dealing with development and quality controls shall be held at the appropriate location for the subject matter, but in general shall be alternately held at DEBIOTECH and IMED, with the first meeting location being at DEBIOTECH. In order to facilitate the functions of the Development Committee, minutes will be maintained of all Development Committee meetings and such minutes will be circulated to all Development Committee members as promptly as practicable prior to the next meeting of the Development Committee and shall be approved and signed by all Development Committee members in two original copies (after such approval, the "Minutes") of which one shall be distributed to each Party. Such Minutes will, among other things, set forth in reasonable detail the development status with respect to each product covered by the Project Plans and all actions of IMED or DEBIOTECH, as the case may be, taken in furtherance of the Project Plans and the results thereof.

      The Development Committee will be the principal means through which the Parties will exchange development concepts, ideas for Improvements and information concerning end-user requirements and determine and monitor development activities and Changes. The member of the Development Committee designated by one Party shall keep the member designated by the other Party informed with respect to the foregoing and shall act reasonably and in good faith to address those matters regarding product development and quality control that are properly brought to the Development Committee for consideration in accordance with the terms of this Article 5 (the "Area of Authority"). Any matter approved in writing by a member of the Development Committee designated by any Party within the Area of Authority shall be binding upon such Party; PROVIDED THAT, no member of the Development Committee shall be deemed to have the authority to bind any Party to make or incur any payment of money or supplementary development costs and the same shall be evidenced only by a writing signed by a Party. Each Party shall alone bear any of its costs and expenses (including travel, hotel, etc...) relating to the Development Committee meetings and work.

      In addition, each Party shall appoint one project leader (a "Project Leader") who shall meet regularly with the Project Leader designated by the other Party. Each Project Leader shall be the principal liaison for day-to-day communication and interaction between IMED and DEBIOTECH with respect to each Project Plan, and shall be available promptly to respond to communications. Each of the Parties retains the right, upon notice to the other, to change the Development Committee member or the Project Leader designated by such Party.

5.2 PROJECT PLAN FOR PUMP VERSION 1A. DEBIOTECH shall develop, manufacture and deliver the Pump v.1A, the related Cassette, the Cassette/Reservoir Module Housing and the related Accessories specified in the Project Plan For Pump Version 1A, pursuant to the terms of this Agreement and in accordance with the Project Plan For Pump Version 1A. In connection therewith, each of IMED and DEBIOTECH will use reasonable efforts to satisfy the requirements of, and complete those actions and tasks contemplated in the Project Plan For Pump Version 1A, on about the dates set forth therein, or, if any of same cannot be achieved by such date, then as promptly as practical thereafter. The Parties acknowledge that the Project Plan For Pump Version 1A assigns specific actions and tasks to particular Parties and that each Party is responsible to perform the actions and tasks assigned to it, however, the Project Plan For Pump Version 1A represents a joint effort to be conducted by the Parties and each Party shall provide reasonable assistance, cooperation and information in order to aid the other in the performance of its assigned duties under the Project Plan For Pump Version 1A. The Parties further acknowledge that the Project Plan For Pump Version 1A is written in a summary fashion and that, in connection with fulfilling their assigned actions and tasks thereunder, they will also take such actions as are reasonably necessary and appropriate in connection therewith or are otherwise consistent with such summary description.

5.3 SPECIFICATION DOCUMENT 1A. The Parties acknowledge that as of the Effective Date the Specification Document 1A is preliminary and embodies high level specifications. It is intended that through the work of the Development Committee the Specification Document 1A will be modified and supplemented as reasonably necessary to implement the Project Plan For Pump Version 1A, and to reflect Changes requested by all Committee members in completing activities contemplated in the Project Plan For Pump Version 1A. A Change to the Specification Document, for Pump v.1A shall be effective only if set forth in a written document signed by all members of the Development Committee, PROVIDED, HOWEVER, that (i) DEBIOTECH (and the member of the Development Committee designated by it) shall be required to consent to any Change requested by IMED that constitutes a Software Change, if no serious objection can be made; and (ii) each Party (and the member of the Development Committee designated by it) shall be required to consent to any Change which is necessary to cause each Product to be produced as a result of the Project Plan For Pump Version 1A to be safe and efficacious for its intended use or conforming to any regulatory requirement.

      The Minutes noting the approval of any Change shall also include any time schedule delays which may result from such Change. Any Change which involves new Manufacturing Equipment and/or a modification of existing Manufacturing Equipment and/or a modified manufacturing process shall be treated as an Improvement (except if required under (ii) hereabove).

5.4 QUALITY CONTROL FOR PUMP V.1A. In furtherance of the Project Plan For Pump Version 1A and the manufacturing and delivery of the products contemplated thereby, the Development Committee shall establish quality and validity testing for the products to be conducted by DEBIOTECH (the "Quality and Validity Testing Procedures for Pump v.1A") according to Schedule 5.4 hereto. Any change in the Quality and Validity Testing Procedures for Pump v.1A beyond the scope of the guidelines of Schedule 5.4 shall be at the sole cost of IMED.

5.5 PROJECT PLAN FOR PUMP VERSION 2. DEBIOTECH shall develop, manufacture and deliver the Pump v.2, the related Cassette, the Cassette/Reservoir Module Housing and the related Accessories specified in the Project Plan For Pump Version 2, pursuant to the terms of this Agreement and in accordance with the Project Plan For Pump Version 2. The Project Plan For Pump 2 shall be agreed upon by the Development Committee promptly following completion of Project Plan For Pump Version 1A through good faith discussions. The Project Plan For Pump Version 2 shall follow the format and methodology (including, without limitation, task allocation and Party responsibility and establishment of dates) set forth in Project Plan For Pump Version 1A, as applicable to the development of Pump v.2 and taking into consideration the Specification Document 2. In connection with the performance of the Project Plan For Pump Version 2, each of IMED and DEBIOTECH will use reasonable efforts to satisfy the requirements of, and complete those actions and tasks contemplated in, the Project Plan For Pump Version 2, on about the dates set forth therein, or, if any of same cannot be achieved by such date, then as promptly as practical thereafter. The Parties acknowledge that the Project Plan For Pump Version 2 will assign specific actions and tasks to particular Parties and that each Party is responsible to perform the actions and tasks assigned to it, however, the Project Plan For Pump Version 2 will represent a joint effort to be conducted by the Parties and each Party shall provide reasonable assistance, cooperation and information in order to aid the other in the development of the Project Plan For Pump Version 2 and the performance of its assigned duties under the Project Plan For Pump Version 2. The Parties further acknowledge that the Project Plan For Pump Version 2 will be written in a summary fashion and that, in connection with fulfilling their assigned actions and tasks thereunder, they will also take such actions as are reasonably necessary and appropriate in connection therewith or are otherwise consistent with such summary description.

5.6 SPECIFICATION DOCUMENT 2. The Parties acknowledge that as of the Effective Date the Specification Document 2 is preliminary and embodies only certain broadly stated attributes that IMED and DEBIOTECH desire to incorporate into the Pump v.2. It is intended that through the work of the Development Committee the Specification Document 2 will be modified and supplemented as reasonably necessary to complete formal specifications following the format and methodology set forth in the Project Plan For Pump Version 1A in order to implement the Project Plan For Pump Version 2, and to reflect Changes requested by all Committee members in completing activities contemplated in the Project Plan For Pump Version 2. A Change to the Specification Document for Pump v.2 shall be effective only if set forth in a written document signed by all members of the Development Committee, PROVIDED, HOWEVER, that (i) DEBIOTECH (and the member of the Development Committee designated by it) shall be required to consent to any Change requested by IMED that constitutes a Software Change, if no serious objection can be made; and
      (ii) each Party (and the member of the Development Committee designated by it) shall be required to consent to any Change which is necessary to cause each Product to be produced as a result of the Project Plan For Pump Version 2 to be safe and efficacious for its intended use or conforming to any regulatory requirement.

      The Minutes noting the approval of any Change shall also include any time schedule delays which may result from such Change. Any Change which involves new Manufacturing Equipment and/or a modification of existing Manufacturing Equipment and/or a modified manufacturing process shall be treated as an Improvement (except if required under (ii) hereabove).

5.7 QUALITY CONTROL FOR PUMP V.2. In furtherance of the Project Plan For Pump Version 2 and the manufacturing and delivery of the products contemplated thereby, the Development Committee shall establish quality and validity testing for the products to be conducted by DEBIOTECH (the "Quality and Validity Testing Procedures for Pump v.2") according to Schedule 5.4 hereto. Any change in the Quality and Validity Testing Procedures for Pump v.2 beyond the scope of the guidelines of Schedule 5.4 shall be at the sole cost of IMED.

5.8 SUSTAINING ENGINEERING ACTIVITIES - RESEARCH AND DEVELOPMENT. DEBIOTECH shall perform or cause to be performed, at its sole cost and expense, and with reasonable competence, all Sustaining Engineering Activities. DEBIOTECH alone shall be entitled to undertake and shall be in charge of, all research and development involving the Product, Accessories and Improvements thereto, as well as New Developments, based on the Technology. IMED may not use the Technology for research and development or other purposes without DEBIOTECH's prior written consent; PROVIDED, HOWEVER, that IMED shall be entitled to conduct research and development on the Cassette Sets, but not the Cassette itself.

5.9 PRODUCT CHANGES. DEBIOTECH shall notify the Development Committee in writing, no later than thirty (30) days in advance, if DEBIOTECH plans to change the design, specifications, manufacturer or method of manufacture of any Products in a manner which will increase cost (as reasonably determined at the time such changes become effective), change the exterior appearance, performance or service requirements or otherwise adversely affect the operation or use of any Product in a material respect. In addition, DEBIOTECH shall notify the Development Committee not later than thirty (30) days in advance for any change of the Pump motor manufacturer, the memory component manufacturer and the microprocessor manufacturer. No such changes shall be made without the Development Committee's prior written consent, which consent shall not be unreasonably withheld or delayed (failure to respond to a notice within fourteen (14) days of the receipt of such a notice shall be deemed consent thereto); PROVIDED, HOWEVER, that no such consent shall be required for any such change which is (i) required to satisfy any applicable law, rule or legal requirement, or directive from a competent authority, or (ii) reasonably required to permit DEBIOTECH to comply with the warranties set forth in Article 11.1 (a) hereof. Furthermore, DEBIOTECH shall not replace [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED] with another manufacturer without the prior written consent of IMED which cannot be unreasonably withheld or delayed. In the event that DEBIOTECH determines that it is reasonably necessary to make any changes contemplated above pursuant to the foregoing provision, DEBIOTECH shall notify IMED in writing in advance of such change as promptly as practicable.

5.10  IMPROVEMENTS.

      (a) PROPOSAL BY DEBIOTECH OR UPON REQUEST BY IMED. In the event that IMED desires to have any Improvement to any Product or Accessory supplied hereunder it must obtain the same from DEBIOTECH. IMED shall notify DEBIOTECH that it desires to create any Improvement, and DEBIOTECH shall notify IMED that it desires to create or has created any Improvement and shall offer it to IMED. Then the Development Committee shall meet promptly in order to discuss the technical and economic implications of any such Improvement, as well as the timetable associated with the implementation thereof. In the event that, within sixty (60) days from such discussion, IMED were to notify DEBIOTECH that it wishes to consider proceeding with such Improvement, DEBIOTECH shall provide to IMED a project plan for such Improvement, addressing, as appropriate: (i) relevant product specifications; (ii) matters of the type set forth in the Project Plans; (iii) the cost to IMED of having DEBIOTECH proceed with such plan and other appropriate budget information (the information contemplated in clauses (i) through (iii) being referred to collectively as the "Proposal Data"); and (iv) the effect of such Improvement on costs to IMED for the Product or Accessory subject to such Improvement, pursuant to Article 8.9 hereof, which plan, following appropriate changes as approved by the Development Committee and ratified in writing by IMED and DEBIOTECH, shall constitute the project plan for such Improvement. IMED failure to notify its wish to consider proceeding with such Improvement within the 60 day period above or failure to deliver notification to DEBIOTECH of its approval of the project plan within sixty (60) days of its receipt, shall be deemed a rejection of the Improvement. IMED shall be required to pay DEBIOTECH the Development Costs of such Improvement, if proposed by IMED, and the reasonable cost (not to be less than the Development Cost of such Improvement) if proposed by DEBIOTECH. In the event that any Improvement includes new Manufacturing Equipment, the cost of which would be solely paid by IMED (and not shared by any DEBIOTECH Authorized Person pursuant to Article 5.10(b)), DEBIOTECH shall include in the Proposal Data its election to either: (i) include the cost of such new Manufacturing Equipment in the Development Costs of such Improvement, in which case IMED shall be the rightful owner and title holder thereto (but shall not be entitled to possession thereof so long as (x) DEBIOTECH continues to supply IMED with Products and

      Accessories in accordance with this Agreement and (y) the Standby Agreements or Standby License have not been exercised); or (ii) exclude such new Manufacturing Equipment from the Development Costs of such Improvement and reasonably amortise the cost thereof by reasonably increasing the transfer price of the Product or Accessories effected thereby.

      (b)   ALLOCATION OF IMPROVEMENT DEVELOPMENT COSTS; CONFIDENTIALITY.

      [CONFIDENTIAL TREATMENT REQUESTED FOR THIS PARAGRAPH]

      If any Improvement involves material Confidential Information of one of the DEBIOTECH Authorized Person, if shall not be available to any other Authorized Person without the written consent of the one whose Confidential Information is involved.

      (c) ACCEPTANCE OF IMPROVEMENT BY IMED; IMPLEMENTATION BY DEBIOTECH. In no event shall IMED be required to accept or acquire any Improvement for any country in the Territory or permit it in any country for which it retains exclusivity. Following the approval of a project plan contemplated for any Improvement, DEBIOTECH shall proceed, using reasonable commercial efforts, with the implementation of such plan.

5.11 NEW DEVELOPMENT. DEBIOTECH agrees that IMED shall have a right of first refusal following the procedure of Article 5.13 on each New Development.

5.12 RESTRICTION ON DEVELOPMENT OF NEW COMPETING PRODUCTS. DEBIOTECH represents, warrants, covenants and agrees that neither it nor any member of the DEBIOTECH Group is currently developing or will, during the period commencing on the Effective Date and continuing until one (1) year thereafter, directly or indirectly, develop, market, sell, license, lease or offer to any Person, a New Competing Product or assist any Person to do so. Furthermore, DEBIOTECH agrees that IMED shall have for a period of six (6) years after such one year period, a right of first refusal, as and to the extent set forth in this Article 5, to use, market, sell, lease and distribute in the Territory any New Competing Product in the Field of Application.

5.13 RIGHT OF FIRST REFUSAL. DEBIOTECH agrees that before: (i) any member of DEBIOTECH Group enters into discussions with any Third Person with respect to the use, marketing, sale, lease, or distribution for the Field of Application in any country in the Territory by such Third Person of any New Development or New Competing Product invented, created or developed, directly or indirectly, by or with the participation of, any member of DEBIOTECH Group; or (ii) DEBIOTECH or any member of the DEBIOTECH Group uses, markets, sells, leases, licenses or distributes any such New Development or New Competing Product in any country in the Territory for the Field of Application, DEBIOTECH will give IMED a written notice ("Offer Notice") containing a description thereof, a development plan, financial terms and all other material business terms and conditions of the offer ("Offer Conditions"). IMED will have thirty (30) days from receipt of such Offer Notice (the "Offer Period") to decide whether or not it wishes to pursue discussions regarding such New Development or New Competing Product pursuant to this Article 5.13. During such Notice Period, DEBIOTECH will provide IMED with such additional relevant non-confidential information in DEBIOTECH Group's possession requested by IMED as is reasonable under the circumstances.

      If within the Offer Period, IMED notifies DEBIOTECH in writing that it desires to propose and discuss a distribution or marketing arrangement relating to any such New Competing Product (the "Discussion Notice"), IMED will have an additional sixty (60) day period (the "Discussion Period") during which DEBIOTECH shall discuss such proposal exclusively with IMED; PROVIDED, that neither party shall be required to conclude any agreement in respect thereto.

      If IMED fails to deliver the Discussion Notice during the Offer Period or if the Parties fail to reach a written agreement for IMED to distribute or market the New Development or New Competing Product for any reason during such Discussion Period, DEBIOTECH shall be free to offer the New Development or New Competing Product to any Third Person on the Offer Conditions, or on other conditions more favorable to DEBIOTECH, at any time within one year after the expiration of the latest of the Offer Period or the Discussion Period, as the case may be, after which, if no written agreement has been signed, it must again be offered to IMED following the procedures of Discussion and Offer Periods set forth in this
      Article 5.13.


ARTICLE 6:  PRODUCT APPROVAL

6.1 MARKET APPROVALS OBTAINED BY IMED. IMED will use commercially reasonable efforts to obtain as expeditiously as possible any and all Market Approvals in all countries in the Territory, whenever possible in the name of both DEBIOTECH and IMED, for the Products and Accessories.

      IMED shall pay the cost and expense of such procedures as charged by any relevant agencies, as well as all necessary expenses charged by Third Persons in relation with such procedures (e.g.: technical testing expenses, translation expenses, etc...).

      All governmental cost reimbursement or pricing approvals in the Territory shall be the responsibility of and at the cost of IMED.

      Each of IMED and DEBIOTECH shall use commercially reasonable efforts to keep the other Party informed of the progress in obtaining such approvals, shall allow the other Party to (i) review any correspondence with regulatory authorities reasonably prior to their sending to such authorities; (ii) participate in any meetings or telephone conversations with regulatory authorities, and (iii) shall cooperate in complying with post-marketing legal requirements. All documents, correspondence, testing material and other material concerning or related to the Market Approvals in all countries of the Territory shall be made available by IMED to DEBIOTECH as promptly as practicable when available and DEBIOTECH shall have all rights to use them.

6.2 MARKET APPROVALS OBTAINED BY DEBIOTECH. DEBIOTECH has the right to obtain directly or indirectly all Market Approvals in all countries inside or outside the Territory in its own name for the Product and Accessories with reference to all documents, correspondence, testing material and other material made available to it under Article 6.1 hereabove, as well as by reference to any Market Approval obtained by IMED under Article 6.1 hereabove.

6.3 IMPORT LICENSES. With IMED's reasonable assistance in respect to the execution of documents and other ministerial actions, DEBIOTECH shall cooperate as reasonably necessary to enable IMED to procure and maintain all licenses reasonably necessary to ship Products and Accessories from the point of manufacture to IMED in accordance herewith. DEBIOTECH shall comply with, and IMED agrees to inform DEBIOTECH of any change in, to the extent IMED is aware or has been made aware of, all other laws, regulations and governmental directives relating to the import of technical data, goods and services including, without limitation, those enforced by the United States Departments of Commerce and Defense and shall not permit the Products and Accessories to be manufactured in a manner or with any component, or involving any jurisdiction, so that it may not lawfully be imported into the Territory.

6.4 ASSISTANCE BY PARTIES. Each Party shall, without incurring any cost to any Third Person, in both cases of Articles 6.1 and 6.2 hereabove, provide free of charge to the other Party reasonable advice and assistance whenever requested (local address and responsible person or correspondent for the relevant government agency, sharing of experience in approval procedures, assistance in translation and document preparation, etc.) based upon such Party's experiences with the FDA and other relevant government agencies. Each Party shall keep the other Party regularly informed about the approval procedures contemplated in this Article 6.

6.5 CASSETTE SET MARKET APPROVAL OBTAINED BY IMED. Pursuant to the provisions of Article 2.5 hereabove, IMED shall be in charge and will use commercially reasonable efforts to obtain as expeditiously as possible any and all Market Approvals in all countries in the Territory for each Cassette Set assembled by or for IMED. In connection thereto, DEBIOTECH shall, at its sole expense, provide IMED with all data, assistance and other information reasonably necessary to obtain such Market Approval.

6.6 CLINICAL TRIALS. IMED shall, at its sole expense, conduct or arrange for others to conduct, as the case may be, all clinical trials necessary, if any, to obtain the Market

      Approvals referred to in this Article 6. IMED shall promptly provide to DEBIOTECH copies of all reports of the results of such clinical trials.


ARTICLE 7:  FINANCIAL CONDITIONS

7.1   PAYMENTS TO DEBIOTECH.  For the Exclusive Distribution Right granted in
      Article 2 to IMED and the development of the Product according to the Specification Documents, IMED shall pay to DEBIOTECH, in an account designated by DEBIOTECH, the total sum of [CONFIDENTIAL TREATMENT REQUESTED] for the USA, and additional [CONFIDENTIAL TREATMENT REQUESTED] each for Canada and Mexico, which amounts shall be non-refundable, except as expressly provided in this Agreement, in separate installments as follows:

      (a) [CONFIDENTIAL TREATMENT REQUESTED] not later than ten days after the Effective Date;

      (b) [CONFIDENTIAL TREATMENT REQUESTED] not later than ten days after obtaining the 510k Market Approval from the FDA for the Pump v.1A;

      (c) [CONFIDENTIAL TREATMENT REQUESTED] not later than ten days after Product Availability of Pump v.1A;

      (d) [CONFIDENTIAL TREATMENT REQUESTED] not later than ten days after the submission by IMED of the 510k application to the FDA for the Pump v.2 but in the event the foregoing amount has not yet been paid, [CONFIDENTIAL TREATMENT REQUESTED] of that amount is due on the date six (6) months after the Product Availability of Pump v.1A;

      (e) [CONFIDENTIAL TREATMENT REQUESTED] not later than ten days after obtaining the 510k Market Approval from the FDA for the Pump v.2 but in the event the foregoing amount has not yet been paid, [CONFIDENTIAL TREATMENT REQUESTED] of that amount is due on the date twelve (12) months after the Product Availability of Pump v.1A;

      (f) [CONFIDENTIAL TREATMENT REQUESTED] not later than ten days after Product Availability of Pump v.2;

      (g) [CONFIDENTIAL TREATMENT REQUESTED] eighteen (18) months after the first to occur of (i) Market Approval for Canada for Pump v.1A or (ii) 510k Market Approval by the FDA for Pump v.1A, if IMED wishes to retain Canada in the Territory. In the event IMED does not elect to retain Canada in the Territory by making such payment, Canada shall be forthwith excluded from the Territory. DEBIOTECH shall thereafter be free to offer Canada to any Third Person and IMED shall have no further rights with respect thereto including any rights to compensation for customers or installed Pumps in Canada. However, in such event, DEBIOTECH shall continue to provide to IMED Cassettes, services, Spare Parts and other materials (except Pumps) necessary to service IMED's Canadian customers but only until either DEBIOTECH or a new Distributor for Canada selected by DEBIOTECH is willing to provide Cassettes, Spare Parts and otherwise service IMED's Canadian customers and assumes the obligations of IMED under such service and supply contracts. Thereafter, IMED shall cooperate as necessary to assure a smooth transition to DEBIOTECH or to such new Distributor, as the case may be and shall thereafter have no rights to the Products and Accessories regarding Canada; and

      (h) [CONFIDENTIAL TREATMENT REQUESTED] eighteen (18) months after the first to occur of (i) Market Approval for Mexico for Pump v.1A or (ii) 510k Market Approval by the FDA for Pump v.1A, if IMED wishes to retain Mexico in the Territory. In the event IMED does not elect to retain Mexico in the Territory by making such payment, Mexico shall be forthwith excluded from the Territory. DEBIOTECH shall thereafter be free to offer Mexico to any Third Person and IMED shall have no further rights with respect thereto including any rights to compensation for customers or installed Pumps in Mexico. However, in such event, DEBIOTECH shall continue to provide to IMED Cassettes, services, Spare Parts and other materials (except Pumps) necessary to service IMED's Mexican customers but only until either DEBIOTECH or a new Distributor for Mexico selected by DEBIOTECH is willing to provide Cassettes, Spare Parts and otherwise service IMED's Mexican customers and assumes the obligations of IMED under such service and supply contracts. Thereafter, IMED shall cooperate as necessary to assure a smooth transition to DEBIOTECH or to such new Distributor, as the case may be and shall thereafter have no rights to the Products and Accessories regarding Mexico.

7.2 FAILURE EVENT 1A. Upon the occurrence of a Failure Event 1A, then, IMED shall have the right, as IMED's sole remedy, to terminate this Agreement by written notice to DEBIOTECH, and DEBIOTECH shall refund by SWIFT transfer to IMED together with interest at the Prime Rate from the termination date, as soon as DEBIOTECH has signed with a new Distributor for the Territory, but in any event not later than forty five (45) days after such termination, [CONFIDENTIAL TREATMENT REQUESTED] of any and all sums paid to DEBIOTECH under Article 7.1 (a) to (f); PROVIDED, HOWEVER, that if at the time of the occurrence of such Failure Event 1A IMED has only paid the initial [CONFIDENTIAL TREATMENT REQUESTED] under Article 7.1(a), there shall be no refund to IMED. IMED agrees that, except as otherwise provided in this Agreement, the other [CONFIDENTIAL TREATMENT REQUESTED] of the foregoing amount paid by IMED pursuant to this Agreement is non refundable by DEBIOTECH.

7.3 FAILURE EVENT 2. Upon the occurrence of a Failure Event 2, then, as IMED's sole remedy, DEBIOTECH shall refund by SWIFT transfer to IMED, together with interest at the Prime Rate from the date of notification by IMED to DEBIOTECH of such Failure Event 2, within forty five (45) days after such Failure Event 2,

      [CONFIDENTIAL TREATMENT REQUESTED] of any and all sums paid to DEBIOTECH under Article 7.1 (d) through (f), PROVIDED, HOWEVER, that if at the time of the occurrence of such Failure Event 2 IMED has only paid [CONFIDENTIAL TREATMENT REQUESTED] under either or both of Article 7.1 (d) and/or (e), there shall be no refund to IMED in respect of such payment(s). IMED agrees that, except as otherwise provided in this Agreement, the other [CONFIDENTIAL TREATMENT REQUESTED] of the foregoing amount paid by IMED pursuant to this Agreement is non refundable by DEBIOTECH.

7.4 EFFECT OF TERMINATION. As soon as DEBIOTECH has received IMED's termination notice according to Article 7.2, this Agreement shall be deemed terminated and DEBIOTECH shall be free to seek any Third Person regarding the Exclusive Distribution Right of the Product in the Territory. The refunds provided in Articles 7.2 and 7.3, are mutually exclusive and not cumulative.


ARTICLE 8:  PRODUCT PRICING

8.1 SALES PRICE. The selling price of the Product and Accessories by DEBIOTECH to IMED as of the Effective Date shall be as set forth below and shall vary according to the quantities ordered by IMED per Contract Year, in accordance with the following scale which is to remain valid throughout the duration of this Agreement, PROVIDED, HOWEVER, that a price adjustment is to take place every year pursuant to Article 8.3:

      (a)   CASSETTE UNIT PRICES PER CONTRACT YEAR.

                 (i) [CONFIDENTIAL TREATMENT REQUESTED] per unit for the [CONFIDENTIAL TREATMENT REQUESTED] units ordered pursuant to Article 10.4 hereunder; such [CONFIDENTIAL TREATMENT REQUESTED] units not to be counted in 8.1(a)(ii) to 8.1(a)(vi) thereafter;

                (ii) [CONFIDENTIAL TREATMENT REQUESTED] per unit if less than [CONFIDENTIAL TREATMENT REQUESTED] units have been ordered per Contract Year;

               (iii) [CONFIDENTIAL TREATMENT REQUESTED] per unit if [CONFIDENTIAL TREATMENT REQUESTED] units or more, but less than [CONFIDENTIAL TREATMENT REQUESTED] units, have been ordered per Contract Year;

                (iv) [CONFIDENTIAL TREATMENT REQUESTED] per unit if [CONFIDENTIAL TREATMENT REQUESTED] units or more, but less than [CONFIDENTIAL TREATMENT REQUESTED] units, have been ordered per Contract Year;

                 (v) [CONFIDENTIAL TREATMENT REQUESTED] per unit if [CONFIDENTIAL TREATMENT REQUESTED] units or more, but less than [CONFIDENTIAL TREATMENT REQUESTED] units, have been ordered per Contract Year; and

                (vi) [CONFIDENTIAL TREATMENT REQUESTED] per unit if more than [CONFIDENTIAL TREATMENT REQUESTED] units have been ordered for delivery per Contract Year.

      Orders for quantities in excess of the range contemplated in Article 10.1(a) hereof shall be deemed "ordered" for purposes of Article 8.1(a) only if confirmed for delivery by DEBIOTECH in accordance with Article 10.1(b) hereof.

      These Cassettes will be delivered pursuant to the Packaging Specifications contemplated in Article 10.3(e), non sterilized and in bulk in multiples of at least [CONFIDENTIAL TREATMENT REQUESTED] units during the first Contract Year and in multiples of at least [CONFIDENTIAL TREATMENT REQUESTED] units in the Contract Years thereafter.

      (b)   PUMP V.1A:

                 (i) [CONFIDENTIAL TREATMENT REQUESTED] per unit if [CONFIDENTIAL TREATMENT REQUESTED] units or more, but less than [CONFIDENTIAL TREATMENT REQUESTED] units, have been ordered per Contract Year;

                (ii) [CONFIDENTIAL TREATMENT REQUESTED] per unit if [CONFIDENTIAL TREATMENT REQUESTED] units or more, but less than [CONFIDENTIAL TREATMENT REQUESTED] units, have been ordered per Contract Year;

               (iii) [CONFIDENTIAL TREATMENT REQUESTED] per unit if [CONFIDENTIAL TREATMENT REQUESTED] units or more, but less than [CONFIDENTIAL TREATMENT REQUESTED] units, have been ordered per Contract Year; and

                (iv) [CONFIDENTIAL TREATMENT REQUESTED] per unit if more than [CONFIDENTIAL TREATMENT REQUESTED] units have been ordered per Contract Year.

      Orders for quantities in excess of the range contemplated in Article 10.1(a) hereof shall be deemed "ordered" for purposes of Article 8.1(b) only if confirmed for delivery by DEBIOTECH in accordance with Article 10.1(b) hereof.

      These Pumps are delivered pursuant to the Packaging Specifications contemplated in Article 10.3(e), with one external power supply, one cleaning cassette and one belt clip (or pole clip, at the election of IMED if it agrees to pay the price differential), including one rechargeable battery module inside the Pump, in multiples of at least [CONFIDENTIAL TREATMENT REQUESTED] units.

      (c)   PUMP V.2:

      The price for the Pump v.2 will be defined by DEBIOTECH at the date of Market Approval of Pump v.2 but shall in no event exceed the price for the Pump v.1A by more than [CONFIDENTIAL TREATMENT REQUESTED].

      Orders for the quantities in excess of the range contemplated in Article 10.1(a) hereof shall be deemed "ordered" for purposes of Article 8.1(c) only if confirmed for delivery by DEBIOTECH in accordance with Article 10.1(b) hereof.

      These Pumps are delivered pursuant to the Packaging Specifications contemplated in Article 10.3(e), with one external power supply, one cleaning cassette and one belt clip (or pole clip, at the election of IMED if it agrees to pay the price differential), including one replaceable rechargeable battery pack inside the Pump, in multiples of at least [CONFIDENTIAL TREATMENT REQUESTED] units.

      (d)   ACCESSORIES

      If ordered separately from a Pump:

                 (i) [CONFIDENTIAL TREATMENT REQUESTED] per unit for the pole/bed fixation module by multiple of at least [CONFIDENTIAL TREATMENT REQUESTED] units;

                (ii) [CONFIDENTIAL TREATMENT REQUESTED] per unit for the shoulder strap fixation module by multiple of at least [CONFIDENTIAL TREATMENT REQUESTED] units;

               (iii) [CONFIDENTIAL TREATMENT REQUESTED] per unit for the belt clip by multiple of at least [CONFIDENTIAL TREATMENT REQUESTED] units;

                (iv) [CONFIDENTIAL TREATMENT REQUESTED] per unit for the external power supply for the Pump v.1 and v.1A by multiple of at least [CONFIDENTIAL TREATMENT REQUESTED] units;

                 (v) [CONFIDENTIAL TREATMENT REQUESTED] per unit for the Pump storage plastic casing by multiple of at least [CONFIDENTIAL TREATMENT REQUESTED] units; and

                (vi) not more than [CONFIDENTIAL TREATMENT REQUESTED] per unit for the Cassette/Reservoir Module Housing by multiple of at least [CONFIDENTIAL TREATMENT REQUESTED] units.

8.2 TAXES; CURRENCY. The prices mentioned in Article 8.1 hereabove are exclusive of any tax and for deliveries made F.O.B. freeport in Geneva, or other European port of embarkation mutually agreed upon, such agreement not to be unreasonably withheld by either Party, pursuant to Incoterms ICC 1990 in accordance with Article 10.3(b). IMED shall be responsible for the payment of all taxes and customs duties, if any, that are due to governmental authorities in connection with the importation, sale and distribution of the Product and/or Accessories.

      Invoicing will be in US$, or in any other currency agreed to by the Parties, applying the official exchange rate of US$ to this currency posted by Union Bank of Switzerland in Zurich on the due date of payment.

8.3   PRICE INCREASES OR DECREASES.

      (a) ANNUAL MANUFACTURING COSTS. One year after the commencing of the first Quarter in which the Effective Date occurs, and on each one year anniversary of such date (the "Calculation Date"), the prices will be increased or decreased, as the case may be, in respect of the following one year period by an amount equal to the lesser of: (i) DEBIOTECH's actual increases or decreases in manufacturing costs from the Effective Date to the most recent Calculation Date, as evidenced by a certificate from DEBIOTECH's original or second source manufacturer as the case may be; and (ii) the percentage increase or decrease in the Index from the Effective Date to the Calculation Date; PROVIDED, HOWEVER, that the price shall never be reduced below the prices applicable as of the Effective Date. The price of the Product and Accessories will be the price valid on the date the Firm Order is given to DEBIOTECH. DEBIOTECH shall promptly notify IMED in writing of any price increase or decrease, which notice shall contain the amount of such increase or decrease and shall illustrate the calculation method used by DEBIOTECH to determine such increase or decrease.

      Should IMED find it impossible to pass to a majority of its clients the Product and/or Accessories price increases according to this Article 8.3 in its own prices to its customers in certain countries of the Territory, then the Parties hereto shall negotiate in good faith in order to find, if possible, a more limited increase for the Product and/or Accessories price for the year and in the country(ies) concerned than the price which would result from the application of the immediately preceding paragraph. In such an event, the price increase shall not exceed the cumulative increase which would have resulted applying a notional index, the increase of which would have been at the constant rate of [CONFIDENTIAL TREATMENT REQUESTED] per year from the Effective Date.

      (b)   PRODUCT CHANGES.  In the event that Product changes described in
      Article 5.9 (other than those changes contemplated in clause (i) of Article 5.9 which are due to any applicable law, rule or legal requirement in effect on the Effective Date and which shall be made at the sole cost of DEBIOTECH) result in an increase of direct or indirect manufacturing costs, the transfer price will be increased accordingly; PROVIDED, HOWEVER, that any such changes which are Improvements shall be treated under Article 5.10.

8.4 PRICE FORECASTS; ADJUSTMENTS. In order to apply a reasonable price at the beginning of each Contract Year, the beginning unit transfer price shall be based on the total number of units ordered by IMED during the previous Contract Year and its increase ratio compared to volumes for the Contract Year before, and any final adjustment being either invoiced in the last Quarter or adjusted on the last payments for deliveries within the said last Quarter. The price of the Pumps delivered during the first Contract Year shall be based on the purchases anticipated for the said Contract Year but not below [CONFIDENTIAL TREATMENT REQUESTED], the balance being either invoiced in the last Quarter or adjusted on the last deliveries of the said last Quarter.

8.5 PAYMENT TERMS; INTEREST ON LATE PAYMENTS. All payments concerning deliveries by DEBIOTECH shall be made by IMED to a bank account designated by DEBIOTECH to IMED, by SWIFT transfer, as follows: (a) [CONFIDENTIAL TREATMENT REQUESTED] of the sum due (i) when ordering pursuant to Article 10.1(a) or (ii) three (3) months plus the remaining number of days of the Initial Firm Order Period after ordering pursuant to Article 10.2; and (b) the balance within [CONFIDENTIAL TREATMENT REQUESTED] days after delivery to the port contemplated in Article 10.3(b) hereof. Sums overdue by either Party under this Agreement will bear interest at three (3) points above Prime Rate or at such lower rate as shall then be the maximum rate permitted by law, calculated for the duration of the delay, on a daily basis, starting from the due date of payment. Each substantially complete delivery by DEBIOTECH to IMED shall constitute a separate sale obligating IMED to pay therefor, but IMED shall have a right to advance notice of substantially incomplete deliveries with an election to delay delivery to the next requested delivery date.

8.6 LIQUIDATED DAMAGES FOR DELIVERY DELAY. In the event that DEBIOTECH fails to deliver Products or Accessories ordered by a Firm Order (Article 10.1(a)) by the Confirmed Date (Article 10.1(b)) in quantities substantially equal to the quantities in such Firm Order, so long as DEBIOTECH uses commercially reasonable efforts, the sole damages available to IMED for such delay in delivery shall be liquidated damages as provided in this Article 8.6; PROVIDED, HOWEVER, that, so long as DEBIOTECH uses commercially reasonable efforts, if such delay is due to (i) Force Majeure, (ii) the fault of IMED, (iii) a universal delay in the supply of a major component (other than the Pump motor) to the Product or Accessory which was (x) commonly available from multiple sources immediately prior to its unavailability or (y) only available from one source which was reliable immediately prior to the unavailability of such component or (iv) the result of design and/or manufacturing difficulties which arise in connection with responding to a Mandatory or Voluntary Recall or Epidemic Failure event under Article 11.3 (so long as DEBIOTECH expends commercially reasonable efforts to eliminate the causes thereof and again commences and continues supply in accordance with the terms of this Agreement within the shortest time reasonable under the circumstances following the occurrence of Recall or Epidemic Failure event), then in such cases no damages for such delay in delivery or consequences thereof may be claimed by IMED.

      Beginning after a grace period of thirty (30) days after such Confirmed Date, (i) IMED shall be able to deduct from any amounts then due and owing to DEBIOTECH or (ii) if no amounts are due under the foregoing clause (i) DEBIOTECH shall pay to IMED by SWIFT transfer within forty-five (45) days, or reduce the invoice amount due for delayed goods delivered prior to such 45 day period, the following amounts:

            - [CONFIDENTIAL TREATMENT REQUESTED] of the transfer price of any such delayed Firm Order for each full week of delay from the first to fifth week after the grace period; and

            - [CONFIDENTIAL TREATMENT REQUESTED] of the transfer price of any such delayed Firm Order for each full week of delay from the sixth to fifteenth week after the grace period.

      Liquidated Damages payable under this Article 8.6 shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] of the transfer price of each delayed Firm Order.

8.7 SPECIAL PACKAGING COSTS. All costs for special packaging as requested by IMED in writing pursuant to Article 10.3(e) shall be in addition to the prices of the Product and/or Accessories, and shall be paid together with payment for the applicable Product and/or Accessories.

8.8 LETTER OF CREDIT. In the event IMED shall fail to make any payment for any delivery when due and such failure shall continue for more than fifteen (15) days after written notice from DEBIOTECH of such failure, DEBIOTECH shall have the right to accept further orders and/or send confirmed deliveries for the Product and/or Accessories in that Contract Year only if IMED causes its bank (reasonably acceptable to DEBIOTECH) to open in favor of DEBIOTECH a confirmed and irrevocable letter of credit, payable in US$ upon the delivery of the corresponding Product and/or Accessories, such letter of credit being opened when placing the order pursuant to Article 10.1(a) or at DEBIOTECH's requested time before delivery, in an amount equal to the balance due in respect of such order, and shall not expire before sixty (60) days after the confirmed date of delivery. If DEBIOTECH has the right to require such a letter of credit more than twice, it shall have the right to require such a letter of credit for the duration of the Agreement.

8.9 COST OF IMPROVEMENTS. In the event of any Improvements of either the Pump, the Cassette or Accessories except New Accessories, pursuant to
      Article 5.10 hereabove, the price for the Product or Accessory including such Improvement will be increased by [CONFIDENTIAL TREATMENT REQUESTED] of DEBIOTECH's increased direct manufacturing costs attributable solely to the Improvement.

8.10 REDUCTION IN SALES PRICE; OTHER ALTERNATIVES. Subject to Articles 8.3 and 8.9, the above Pump and Cassette prices shall remain in effect for the duration of this Agreement PROVIDED, HOWEVER, that in the event IMED can establish at any time from and after January 1, 1997 that, on the sole basis of objective information relating to then existing market conditions, IMED must lower its average sales price for the Pump, Cassette and Accessories because it has not made over a consecutive twelve (12) month period a [CONFIDENTIAL TREATMENT REQUESTED] Gross Margin, IMED may request no more than once per Contract Year a price reduction by written notice to DEBIOTECH including the objective information about market conditions showing the need to lower the sales prices to customers and the relevant Gross Margin data (in particular selling prices and sales volumes of Pump, Cassette and Accessories). The Parties shall meet to discuss a solution within fifteen (15) days from receipt of such notice.

      In the event that the Parties are unable to agree on price reductions of one or more of the Pump, Cassette or Accessories that are satisfactory to IMED, within thirty (30) days from the written notice by IMED to DEBIOTECH, then DEBIOTECH shall have the election to choose, by sending written notice thereof to IMED, any one of the following options:

            (a) DEBIOTECH may elect to lower the price of the Pump, Cassette and/or Accessories in such amounts and combination of amounts as DEBIOTECH may elect in its sole discretion, to a fixed level which would provide to IMED such [CONFIDENTIAL TREATMENT REQUESTED] Gross Margin based on the Gross Margin calculation data provided by IMED. In such a case, IMED must accept such reduction and continue full performance of the Agreement. Further, IMED agrees that to the extent it shall at any time thereafter have a Gross Margin in excess of [CONFIDENTIAL TREATMENT REQUESTED], such excess shall be used to restore to DEBIOTECH the difference between the reduced price provided pursuant to this Article 8.10(a) and the price DEBIOTECH would otherwise have received under Article 8.1 and Article 8.3 but for such a price reduction (the "Restoration Amount"). In the event that prices shall ever be reduced under this Article 8.10(a), the Parties shall calculate annually the Restoration Amount for each Contract Year. At the end of any subsequent Contract Year in which IMED shall have a Gross Margin in excess of [CONFIDENTIAL TREATMENT REQUESTED], it shall pay such Restoration Amount to DEBIOTECH within thirty (30) days after the end of such Contract Year. The Restoration Amounts shall continue to accumulate during the term of this

            Agreement until paid and shall be paid each Contract Year to the extent of accumulated, but unpaid, Restoration Amounts, but shall not bear interest; or

            (b) DEBIOTECH may elect to eliminate the minimum order requirements in Article 12.1 hereof; or

            (c) DEBIOTECH may elect to send a Termination Notice and pay to IMED the Purchase Price pursuant to Article 17.7, PROVIDED, HOWEVER, that IMED shall have the right, exercisable within ten (10) days of its receipt of written notice of DEBIOTECH's election of this option
            (c), to avoid such termination by giving written notice to DEBIOTECH of IMED's withdrawal of its price reduction request and continuing this Agreement by paying the transfer prices in effect.

      DEBIOTECH may elect option (a), (b) or (c) each time IMED requests such a price reduction but once option (b) has been elected, that election cannot be changed without the consent of IMED.


ARTICLE 9:  ROYALTIES

9.1 PUMP. IMED shall pay to DEBIOTECH a royalty on the Pump Net Proceeds of Sales for each type of Pump at a rate which shall be determined as follows:

      (a) if the Pump Net Proceeds of Sales are less than twice the aggregate price paid by IMED during that Contract Year for such Pump pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (b) if the Pump Net Proceeds of Sales are more than twice, but less than two and one half times, the aggregate price paid by IMED during that Contract Year for such Pump pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (c) if the Pump Net Proceeds of Sales are over two and one half times, but less than three times, the aggregate price paid by IMED during that Contract Year for such Pump pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (d) if the Pump Net Proceeds of Sales are more than three times, but less three and one half times, the aggregate price paid by IMED during that Contract Year for such Pump pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED]; or

      (e) if the Pump Net Proceeds of Sales are more than three and one half times the aggregate price paid by IMED during that Contract Year for such Pump pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED].

9.2 CASSETTE. IMED shall pay to DEBIOTECH a royalty on the Cassette Net Proceeds of Sales for Cassette/Reservoir Modules and Cassette Sets sold in any Contract Year in connection with an empty or prefilled
      Cassette/Reservoir Module (minus the cost to IMED of the drug itself if sold by IMED or its Affiliates pre-filled) at a rate which shall be determined as follows:

      (a) if the Cassette Net Proceeds of Sales are less than twice the Cost Price (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (b) if the Cassette Net Proceeds of Sales are more than twice, but less than two and one half times, the Cost Price (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (c) if the Cassette Net Proceeds of Sales are over two and one half times, but less than three times, the Cost Price (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (d) if the Cassette Net Proceeds of Sales are more than three times, but less three and one half times, the Cost Price (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED]; or

      (e) if the Cassette Net Proceeds of Sales are more than three and one half times the Cost Price (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED].

9.3 ACCESSORIES. IMED shall pay to DEBIOTECH a royalty on the Accessory Net Proceeds of Sales for each type of Accessory at a rate which shall be determined as follows:

      (a) if the Accessory Net Proceeds of Sales are less than twice the aggregate price paid by IMED during that Contract Year for such Accessory pursuant to

            Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (b) if the Accessory Net Proceeds of Sales are more than twice, but less than two and one half times, the aggregate price paid by IMED during that Contract Year for such Accessory pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (c) if the Accessory Net Proceeds of Sales are over two and one half times, but less than three times, the aggregate price paid by IMED during that Contract Year for such Accessory pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED];

      (d) if the Accessory Net Proceeds of Sales are more than three times, but less three and one half times, the aggregate price paid by IMED during that Contract Year for such Accessory pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED]; or

      (e) if the Accessory Net Proceeds of Sales are more than three and one half times the aggregate price paid by IMED during that Contract Year for such Accessory pursuant to Article 8 hereabove (after taking into consideration all final adjustments pursuant to Article 8.4), the rate shall be [CONFIDENTIAL TREATMENT REQUESTED].

9.4 SALES TO IMED AFFILIATES. Notwithstanding the foregoing, any sales between IMED and its Affiliates shall not be counted as sales to Third Persons and therefore shall not generate any royalty payment provided however that such Affiliates are not in fact users of such Products and/or Accessories.

9.5   PAYMENT OF ROYALTIES.

      (a) TIMING. The royalties pursuant to Articles 9.1, 9.2 and 9.3 hereabove shall be paid to DEBIOTECH within [CONFIDENTIAL TREATMENT REQUESTED] after the end of each Contract Year with a written statement specifying the quantities of Pumps, Cassettes (in connection with an empty or prefilled Cassette/Reservoir Module), Cassette/Reservoir Modules and other Accessories sold during that Contract Year and the corresponding Net Proceeds of Sales during the said Contract Year.

      (b) METHOD. All payments shall be made by SWIFT transfer to a bank account to be designated to IMED by DEBIOTECH in writing, in US$, or in any other currency agreed to by the Parties, applying the official exchange rate of US$ to this currency posted by Union Bank of Switzerland in Zurich on the last day of the relevant Quarter.

      (c) LATE RATE. Overdue royalties shall bear interest at three (3) points above Prime Rate or at such lower rate as shall then be the maximum rate permitted by law, calculated for the duration of the delay, on a daily basis, starting from the due date of payment.

9.6 ACCOUNTING RECORDS. IMED and DEBIOTECH and/or any of their Affiliates, as the case may be, shall keep accounting records regarding the sales of the Product, Cassette/Reservoir Modules and Accessories pursuant to this Agreement separate from its sales of other products, in order to facilitate audits by any accountant according to the provisions of Article 21.4.


ARTICLE 10:  ORDERS & DELIVERY

10.1  ORDERS.

      (a) FIRM ORDERS; FORECAST. IMED shall deliver to DEBIOTECH a written notice [CONFIDENTIAL TREATMENT REQUESTED] prior to the beginning of each Quarter specifying: (i) a firm and irrevocable order for the Product and/or Accessories for that Quarter (the "Firm Order") (which may be divided by IMED into monthly purchase orders) indicating requested delivery dates; and (ii) a non-binding forecast for Product and/or Accessories for the Quarter thereafter, accompanied, when applicable, by the information contemplated in Article 14.4 hereof; PROVIDED, that the forecast shall not be more than [CONFIDENTIAL TREATMENT REQUESTED] of the Firm Order for the immediately preceding Quarter unless IMED gives at least [CONFIDENTIAL TREATMENT REQUESTED] advance notice. The Firm Order in respect of any Quarter shall be greater than or equal to [CONFIDENTIAL TREATMENT REQUESTED] and less than or equal to [CONFIDENTIAL TREATMENT REQUESTED] of the forecast delivered to DEBIOTECH for such Quarter pursuant to clause (ii) of the preceding sentence, with respect to any particular Product or Accessory.

      (b) PURCHASE ORDERS. Each Firm Order may specify the shipment date(s) within the applicable Quarter (each a "Shipment Date"). DEBIOTECH shall:
      (i) be obligated to supply, subject only to the provisions of Article 19, all Products and Accessories ordered pursuant to the Firm Order; and (ii) promptly acknowledge each purchase order in writing and confirm the Shipment Dates for all ordered Products and Accessories (or a date as soon as possible thereafter but in any event within thirty (30) days of the date specified by IMED, the date so confirmed by DEBIOTECH, the "Confirmed Date") and destinations specified by IMED in accordance with Article 10.3(d). DEBIOTECH shall not be obligated (although it shall use commercially reasonable efforts) to supply in any Quarter any quantity of Products or Accessories, exceeding with respect to any particular Product or Accessory, [CONFIDENTIAL TREATMENT REQUESTED] of IMED's forecast for such Quarter furnished in accordance with Article 10.1(a)(ii) above.

10.2  INITIAL ORDERS.  DEBIOTECH shall notify IMED within two (2) weeks and six
      (6) months in advance of the time at which it is capable of providing IMED with production quantities of any Product (provided that, in the event that such Product is a Pump, DEBIOTECH must then also be capable of providing IMED with Cassettes for such Pump). IMED shall have two (2) weeks from the receipt of such notification (the "Initial Firm Order Period") to deliver to DEBIOTECH a Firm Order (the "Initial Firm Order") for such Product. In the event that IMED fails to deliver the Initial Firm Order to DEBIOTECH within the Initial Firm Order Period without any valid reason, Product Availability for such Product shall deem to have occurred six (6) months following the expiration of the Initial Firm Order Period.

      IMED hereby places with DEBIOTECH a firm and irrevocable order for a first delivery of [CONFIDENTIAL TREATMENT REQUESTED] Cassettes, at a unit cost price according to Article 8.1(a)(i) and according to the conditions stipulated in Article 8 hereof. These Cassettes will be delivered over [CONFIDENTIAL TREATMENT REQUESTED] running from the first day of the first Country Year for the USA, according to individual Firm Order confirmations for delivery according to the schedule mentioned in Article 10.1 hereabove.

10.3  DELIVERY.

      (a) DELIVERY TIME. DEBIOTECH shall ship Products and Accessories to IMED on the Confirmed Shipment Date. DEBIOTECH shall notify IMED at least seven (7) days in advance when the Product and/or Accessories are ready to be shipped. If a delivery is delayed as a result of any action or inaction of IMED, DEBIOTECH may invoice IMED for the Product and/or Accessories as of the Confirmed Shipment Date and may charge IMED for warehousing and other expenses incurred directly resulting from the delay.

      (b) DELIVERY TERMS. The Products and Accessories shall be shipped to IMED F.O.B., freeport in Geneva or other European port of embarkation mutually agreed upon, such agreement not to be unreasonably withheld by either Party, pursuant to Incoterms ICC 1990. Notwithstanding the foregoing delivery terms, upon IMED's written request DEBIOTECH shall:
      (i) arrange for and procure contracts of carriage and insurance on customary terms; and (ii) provide IMED with assistance in obtaining any documents issued or transmitted in the country of shipment which IMED may require for the importation or export of Products and Accessories therefrom, in each case at IMED's risk and expense.

      (c) PACKING LIST. DEBIOTECH shall include a packaging list in each shipment of Products and/or Accessories which shall provide the following information: (i) IMED purchase order number; (ii) quantity; and (iii) DEBIOTECH lot number, and which shall be accompanied by the certificate contemplated in Article 11.2(c). DEBIOTECH shall mail a copy of each packing list to IMED at the time of shipment.

      (d) DESTINATION. The Products, Accessories and Spare Parts will be made ready for shipment to IMED by DEBIOTECH at one address only in each country of the Territory. IMED may change the address of such shipments from time to time upon written notice to DEBIOTECH.

      (e) PACKAGING. Each Product and Accessory sold to IMED by DEBIOTECH hereunder shall be packed using the packaging specifications for such Product or Accessory described on Enclosure 13 hereto (the "Packaging Specifications"). IMED will deliver sufficiently in advance all manuals, inserts, special labeling and the like to be provided by IMED and included in the package by DEBIOTECH's manufacturer at no supplementary cost to IMED.

      IMED shall notify DEBIOTECH in writing of any special packaging requirements or change in the Packaging Specifications when placing firm order pursuant to Article 10.1(a). Upon receipt of such notice, DEBIOTECH shall take all necessary measures to comply with any such request; PROVIDED, HOWEVER, that the additional costs associated with such request, if any, shall be paid by IMED in accordance with Article 8.7.

10.4  SUPPLY INTERRUPTION SAFEGUARDS.

      (a) MINIMUM CASSETTE SUPPLY RESERVE REQUIREMENTS. DEBIOTECH shall maintain in a secure warehouse independent from manufacturing facilities a [CONFIDENTIAL TREATMENT REQUESTED] supply of Cassettes (based on then current sales volumes) so that there is always a [CONFIDENTIAL TREATMENT REQUESTED] reserve available. In addition, either IMED or DEBIOTECH may, at its sole discretion, elect to maintain any additional reserve.

      (b) SECOND SOURCE SUPPLIER. DEBIOTECH shall, promptly after the First Introduction Date in the USA, take all reasonably necessary measures in order to have a second source Cassette manufacturer (reasonably acceptable to IMED as to reliability, quality, technical capability, financial capability and creditworthiness) ready to begin Cassette supply within [CONFIDENTIAL TREATMENT REQUESTED] from any first source Supply Interruption (as hereinafter defined), such second source manufacturer being able to fulfill all required manufacturing standards hereunder, including those set forth in Article 11.1(a) and 11.2 hereunder, and to supply the required orders from IMED, according to the rolling forecasts and Firm Orders communicated to DEBIOTECH as mentioned in Article 10.1.
      In addition, DEBIOTECH may at any time have a second source Pump and/or Accessory manufacturer (reasonably acceptable to IMED as to reliability, quality, technical capability, financial capability and creditworthiness) ready to begin Pump and/or Accessory supply within [CONFIDENTIAL TREATMENT REQUESTED] from any first source Supply Interruption, such second source manufacturer being able to fulfill all required manufacturing standards hereunder, including those set forth in Article 11.1(a) and 11.2 hereunder, and to supply the required orders from IMED, according to the rolling forecasts and Firm Orders communicated to DEBIOTECH as mentioned in Article 10.1. DEBIOTECH shall keep IMED informed in general regarding the progress of such arrangements and shall provide to IMED the identity of such manufacturer(s) in a written request for IMED's reasonable consent (as to reliability, quality, technical capability, financial capability and creditworthiness).

      (c) GOOD FAITH EFFORTS. Each of DEBIOTECH and IMED shall cooperate in good faith at all times during any Supply Interruption of supply of Pumps, Cassettes or Accessories, sharing information and suggesting alternative solutions. It is agreed that it is the intent of the Parties to find a solution to any Supply Interruption problem that maintains the rights and obligations of DEBIOTECH to supply Product and Accessories and, to the extent practicable, most rapidly re-establishes the regular primary source manufacturers.

      (d) SUPPLY INTERRUPTION PROCEDURES. In the event of any supply interruption from the first source to DEBIOTECH which would or does result in a delivery delay to DEBIOTECH of more than [CONFIDENTIAL TREATMENT REQUESTED] (a "Supply Interruption"), DEBIOTECH shall inform IMED in writing immediately (the "Supply Interruption Notice"). As the first step in the resolution of any such Supply Interruption, DEBIOTECH and IMED shall meet within [CONFIDENTIAL TREATMENT REQUESTED] of such Supply Interruption Notice to determine the facts and discuss in good faith the most reasonable alternative solutions under the circumstances. As soon as possible and in any event not later than [CONFIDENTIAL TREATMENT REQUESTED] after such Supply Interruption Notice (the "Consultation Period"), the Parties shall use their commercially reasonable efforts to reach a mutual good faith determination as to the nature and probable duration of the Supply Interruption. Given the objectives of the Parties, in general, only if it reasonably appears that such first source manufacturer is not capable or willing to resume regular supply in a reasonable period of time shall a shift to a second source be necessary. Accordingly, the Parties agree to take the following actions in the following circumstances:

                 (i) LESS THAN [CONFIDENTIAL TREATMENT REQUESTED]. If the Parties mutually agree that the Supply Interruption appears reasonably likely to be of less than [CONFIDENTIAL TREATMENT REQUESTED] duration from the Supply Interruption Notice and the then primary manufacturer appears reasonably likely to be capable to produce ordered quantities again before the end of such period, then the Parties agree to assist such primary manufacturer to restore supply in the shortest possible period and not to activate any available second source during such [CONFIDENTIAL TREATMENT REQUESTED] period, unless during such period the Supply

          Interruption then appears reasonably likely to continue beyond [CONFIDENTIAL TREATMENT REQUESTED].

                (ii) FROM [CONFIDENTIAL TREATMENT REQUESTED]. If the Parties mutually agree that the Supply Interruption reasonably appears to be of more than [CONFIDENTIAL TREATMENT REQUESTED] but less than [CONFIDENTIAL TREATMENT REQUESTED] duration from the Supply Interruption Notice or the then primary manufacturer appears reasonably unlikely to be capable to produce ordered quantities again before the end of such [CONFIDENTIAL TREATMENT REQUESTED] period, the Parties shall discuss in good faith and decide whether it is necessary under all of the circumstances to activate the second source in order to assure adequate future supply, PROVIDED HOWEVER, that IMED may require in the case of a Cassette Supply Interruption that a second source Cassette manufacturer be immediately activated.

               (iii) MORE THAN [CONFIDENTIAL TREATMENT REQUESTED]. If the Parties mutually agree that the Supply Interruption reasonably appears to be of more than [CONFIDENTIAL TREATMENT REQUESTED] duration from the Supply Interruption Notice or the then primary manufacturer appears reasonably unlikely to be capable to produce ordered quantities again after such period, the Parties agree to immediately activate the second source Cassette manufacturer (or in the case of Pumps or Accessories any second source manufacturer selected by DEBIOTECH which is reasonably acceptable to IMED as to reliability, quality, technical capability, financial capability and creditworthiness) to have it operational in the shortest possible delay.

      If despite their commercially reasonable efforts the Parties cannot agree on an analysis of the circumstances of the Supply Interruption or on the best course of action to take, (i) either Party may subject the question to the accelerated arbitration proceeding described in Article 22.3(a) and until there is a final determination, DEBIOTECH shall proceed in accordance with its commercially reasonable judgement or (ii) if neither Party commences such an arbitration proceeding, DEBIOTECH shall in good faith be entitled to follow its commercial reasonable judgment in solving the Supply Interruption, both clauses (i) and (ii) being subject to the following provisions:

                 (i) IMED RIGHT TO REQUEST SECOND SOURCE ACTIVATION. If during the consultation period IMED believes that the second source manufacturer should be immediately activated by DEBIOTECH because in IMED's reasonable judgment the primary source will not be capable of resuming adequate supply within [CONFIDENTIAL TREATMENT REQUESTED] of the Supply Interruption Notice, it shall deliver a written request to DEBIOTECH to activate such second source ("IMED Activation Request").

                        (a) DEBIOTECH COMPLIANCE. If DEBIOTECH complies with such IMED Activation Request, the Parties shall follow such course of action to conclusion and DEBIOTECH shall have a period of up to [CONFIDENTIAL TREATMENT REQUESTED] from and after receipt of the IMED Activation Request to have such second source producing an adequate supply. In the event that DEBIOTECH determines to comply with IMED's request against its better judgment, it may promptly deliver a written notice to IMED indicating the date by which it believed in its reasonable judgment that the primary source would have been producing an adequate supply. In the event that such notice was provided to IMED and the primary source was able to cure the Supply Failure prior to the date [CONFIDENTIAL TREATMENT REQUESTED] after the IMED Activation Request, DEBIOTECH shall be entitled to an additional grace period under the liquidated damage provisions of Article 8.6 hereof equal to the number of days between
            (x) the date of receipt of the IMED Activation Request and (y) the date [CONFIDENTIAL TREATMENT REQUESTED] after the Supply Interruption Notice.

                        (b) DEBIOTECH NON-COMPLIANCE. If DEBIOTECH elects using its reasonable commercial judgment to refuse to comply with the IMED Activation Request and to continue with the first source, it shall be entitled to follow such course of action so long as such primary source is again producing an adequate supply before a date [CONFIDENTIAL TREATMENT REQUESTED] after the Supply Interruption Notice. DEBIOTECH shall immediately activate its second source manufacturer in the event of a Supply Interruption that is continuing after such [CONFIDENTIAL TREATMENT REQUESTED] period, unless (i) the Parties are then pursuing a mutually agreed plan to continue with the primary source and such plan is reasonably likely to result in the restoration of adequate supply within the estimated time frame or in any event no later than [CONFIDENTIAL TREATMENT REQUESTED] after such IMED Activation Request or (ii) otherwise notified by IMED. In the event that the primary source is not producing an adequate supply [CONFIDENTIAL TREATMENT REQUESTED] after receipt of the IMED Activation Request or if DEBIOTECH subsequently changes it strategy and activates the second source, DEBIOTECH shall be liable to IMED for damages equal to the reasonable out-of-pocket costs incurred by IMED as a direct result of being without supply during the period between the date [CONFIDENTIAL TREATMENT REQUESTED] after receipt of the IMED Activation Request and the date DEBIOTECH's primary or second source manufacturer, as the case may be, is actively producing an adequate supply.

                    (ii) IMED RIGHT TO REQUIRE ARBITRATION. In the event that the restoration of adequate supply has not been achieved within [CONFIDENTIAL TREATMENT REQUESTED] after the Supply Interruption Notice, IMED may request an accelerated arbitration pursuant to
            Article 22.3 to determine
            the best course of action if it reasonably believes that the current course of action will not result in the restoration of adequate supply more rapidly than an alternative proposed by IMED. DEBIOTECH shall carry the burden of proof that such current course of action will result in a restoration of adequate supply by the time estimated.

      The time periods in this Article 10.4(d) measured from the Supply Interruption Notice shall be extended for Cassette Supply Interruptions by [CONFIDENTIAL TREATMENT REQUESTED] for every [CONFIDENTIAL TREATMENT REQUESTED] of supply reserve of Cassettes maintained by DEBIOTECH in excess of the [CONFIDENTIAL TREATMENT REQUESTED] reserve provided for in
      Article 10.4(a) hereof and for Pump or Accessory Supply Interruptions by [CONFIDENTIAL TREATMENT REQUESTED] for every day of supply reserve of Pumps or Accessories, as the case may be, maintained by DEBIOTECH, but in no event shall the time periods be extended by more than [CONFIDENTIAL TREATMENT REQUESTED].

10.5 STANDBY ARRANGEMENTS. The parties have entered into this Article 10.5 in order to provide to IMED the ability to obtain and sell the Products and Accessories in the Territory under circumstances where, notwithstanding the sequential application of the above provisions and the efforts of the Parties hereto to perform this Agreement in good faith so as to continue their relationships as contemplated herein, DEBIOTECH is no longer able to, or does not, satisfy its obligations to provide IMED with its reasonable requirements of Products and Accessories as contemplated herein. Accordingly, in those cases where the Parties have been unable to resolve a Supply Interruption problem pursuant to Article 10.4 through their mutual assistance of the first source manufacturer or the transfer of manufacture to a second source manufacturer selected by DEBIOTECH, the second step in the resolution process will be either for IMED to contract directly with [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] or other first source manufacturer, as the case may be, pursuant to a Standby Agreement, or for IMED to assume direct responsibility for such manufacture pursuant to the Standby License, in either case, in accordance with the respective provisions which follow.

            (a) STANDBY AGREEMENTS. On the Effective Date, DEBIOTECH shall provide IMED with written undertakings from: (i) [CONFIDENTIAL TREATMENT REQUESTED] stating that IMED will always have the opportunity to cure any DEBIOTECH default under the license between DEBIOTECH and [CONFIDENTIAL TREATMENT REQUESTED] contemplated in
            Schedule 13.2 (the "[CONFIDENTIAL TREATMENT REQUESTED] License"), so that the technology contemplated in the [CONFIDENTIAL TREATMENT REQUESTED] License will continue to be available to IMED on terms which are at least as favorable as those then currently provided to DEBIOTECH; and (ii) [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT

            REQUESTED] to supply IMED directly with Product and Accessories on the same terms at which IMED receives Product and Accessories from DEBIOTECH under this Agreement, such undertakings attached hereto as Exhibits 10.5A, 10.5B and 10.5C, respectively (the "Standby Agreements"). IMED shall only be entitled to enforce its rights under the Standby Agreements if: (i) the provisions of Article 10.4 have been complied with; (ii) [CONFIDENTIAL TREATMENT REQUESTED] have past since the receipt of the Supply Interruption Notice; and
            (iii) in the event at least one of the following has occurred: (x) the filing of a bankruptcy case or reorganization proceeding (i.e. a composition) by or against DEBIOTECH which has not been dismissed within [CONFIDENTIAL TREATMENT REQUESTED]; (y) the failure of DEBIOTECH to operate its business in the ordinary course as it relates to the manufacture and sale of any Product or Accessories for [CONFIDENTIAL TREATMENT REQUESTED] (or [CONFIDENTIAL TREATMENT REQUESTED] within any period of [CONFIDENTIAL TREATMENT REQUESTED] and such failure has a material adverse effect upon the ability of DEBIOTECH to supply such Product or Accessories in accordance with
            Article 10.1; or (z) the failure of DEBIOTECH to achieve the timely commencement of manufacture within [CONFIDENTIAL TREATMENT REQUESTED] of the supply interruption to IMED for the Pump or [CONFIDENTIAL TREATMENT REQUESTED] of the supply interruption to IMED for the Cassette (in any such case, a "Supply Failure"); PROVIDED, HOWEVER, that:

                  (i) FORCE MAJEURE. If the Supply Interruption is due to a Force Majeure event, as described in Article 19.1, DEBIOTECH shall provide notice to IMED of the occurrence of such event within [CONFIDENTIAL TREATMENT REQUESTED] following such occurrence and DEBIOTECH shall, upon IMED's request, provide IMED with reasonable assurances that DEBIOTECH will manufacture (or cause to be manufactured) and sell such Product and Accessories to IMED within [CONFIDENTIAL TREATMENT REQUESTED] of the occurrence of such Force Majeure event, then the same shall not be deemed to be a Supply Failure hereunder and the time periods contemplated in Article 10.4 shall not begin to run during the period which is the lesser of: (a) the continuing existence of such Force Majeure event; and (b) [CONFIDENTIAL TREATMENT REQUESTED].

                  (ii) RECALL. If the Supply Interruption is the result of design and/or manufacturing modifications which are necessary to respond to a Mandatory or Voluntary Recall event under
                  Article 11.3 hereof, then the same shall not be deemed a Supply Failure hereunder, so long as DEBIOTECH expends its commercially reasonable efforts to eliminate the causes thereof and again commences and continues supply of such

                  Product and Accessories in accordance with the terms of this Agreement within the shortest time reasonable under the circumstances following the occurrence of such recall event, and the time periods contemplated in Article 10.4 shall not begin to run during the period of which is the lesser of: (a) the continuing existence of such recall event; and (b) [CONFIDENTIAL TREATMENT REQUESTED]; or

                  (iii) MAJOR COMPONENT. If the Supply Interruption is the result of the general unavailability of a major component to a Product or Accessory (other than the Pump motor) which was (x) commonly available from multiple sources immediately prior to its unavailability or (y) only available from one source which was reliable immediately prior to the unavailability of such component, which DEBIOTECH is unable to obtain either through its own sources or with the advice and assistance of IMED which IMED agrees to use commercially reasonable efforts to provide, then the same shall not be deemed a Supply Failure hereunder so long as DEBIOTECH expends commercially reasonable efforts to eliminate the causes thereof and again commences and continues supply of such Product and Accessories in accordance with the terms of this Agreement, within the shortest time reasonable under the circumstances following the occurrence of the general unavailability of a major component.

            As soon as DEBIOTECH is again able to and does assume all of its supply obligations under the Agreement, then IMED's rights under the Standby Agreements shall terminate with respect to such Supply Failure.

            DEBIOTECH represents and warrants that the price for the Products and Accessories paid by IMED to [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED] or other manufacturer, as the case may be, under the Standby Agreements will not be more than the price for Products and Accessories paid by IMED to DEBIOTECH.

            (b)   STANDBY LICENSES.  DEBIOTECH hereby grants IMED under all
            Technology: (i) an exclusive license (or non-exclusive license pursuant to Article 12.2, as the case may be) to use, market, sell, lease and distribute any of the Products or Accessories in the Territory, limited to the Field of Application; (ii) a non-exclusive license to have made worldwide any of the Products and Accessories by a Third Person manufacturer(s) selected by IMED which is reasonably acceptable to DEBIOTECH (or by IMED itself, but only if neither IMED nor DEBIOTECH can procure a Third Person manufacturer within a reasonable period of time), and subject to appropriate confidentiality and exclusivity undertakings to DEBIOTECH; and (iii) a nonexclusive right to modify, adapt and further develop any of the Products or Accessories (collectively, the "Standby Licenses").

            IMED shall be entitled to exercise its rights under the Standby Licenses by sending a written notice to DEBIOTECH (the "Standby Notice") only after the provisions of Article 10.4 have been fully complied with and in the event all of the following have occurred:
            (i) a Supply Failure exists; (ii) [CONFIDENTIAL TREATMENT REQUESTED] have passed after written notice from IMED to DEBIOTECH, and to [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED], as the case may be, that either [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED], as the case may be, has failed or is unable to fulfill its obligations under the applicable Standby Agreement and such failure has not been cured within such [CONFIDENTIAL TREATMENT REQUESTED] period; and (iii) DEBIOTECH has not undertaken effective steps to assure that adequate supply will be restored by a second source manufacturer in a time-frame reasonably likely to be shorter than the time that will be required for IMED to achieve production with its Third Person manufacturer. The Standby Licenses arising under this Article 10.5(b) shall apply only to those Products and Accessories the supply of which is affected and only so long as the supply is affected. In the event that DEBIOTECH contests the existence of the conditions entitling IMED to exercise such Standby License rights, DEBIOTECH shall have the right to submit that question to accelerated arbitration under Article 22.3 hereof and IMED's ability to exercise such rights shall be stayed until a final determination by such arbitrator.

                  In the event that IMED were to exercise its rights under the
            Standby Licenses and directly contract with a Third Person manufacturer to manufacture Pumps, Cassettes or Accessories (or IMED manufactures the same itself), as the case may be, DEBIOTECH shall be immediately thereafter relieved of all obligations under this Agreement relating to the manufacture of any Product or Accessory pursuant to the Standby License including, without limitation, all supply, delivery, quality control, warranty, Recall, Epidemic Failure, and liability of all kinds and description only with respect to those Products and Accessories so manufactured by such Third Person manufacturer (or IMED).

                  With respect to all such Pumps, Cassettes or Accessories, as the case may be, manufactured for IMED by such Third Person manufacturer (or by IMED itself), IMED shall pay to DEBIOTECH an annual royalty in lieu of any royalty payable under Article 9 hereof on such Pump Net Proceeds of Sales, Cassette Net Proceeds of Sales or Accessory Net Proceeds of Sales, as the case may be, equal to the sum of (i) [CONFIDENTIAL TREATMENT REQUESTED] of such Net Proceeds of Sales plus (ii) [CONFIDENTIAL

            TREATMENT REQUESTED] of IMED's Gross Margin (in this case limited to such Pump, Cassette or Accessory and before such royalty payment is taken into consideration) in excess of [CONFIDENTIAL TREATMENT REQUESTED] but such royalty shall not apply to any portion of IMED's Gross Margin beyond [CONFIDENTIAL TREATMENT REQUESTED]. Such royalty shall be paid annually at the times and in accordance with the procedures generally provided for royalties in Article 9.5.
            IMED shall be able to take as a credit against such royalties in excess of [CONFIDENTIAL TREATMENT REQUESTED] all of its reasonable out-of-pocket costs of transferring manufacture to a Third Person manufacturer or the direct cost of transferring manufacture to IMED, as the case may be. IMED agrees that so long as any such Third Person manufacturer is reasonably capable of manufacturing quantities of such Product or Accessory in excess of IMED's supply requirements, (i) DEBIOTECH shall be free to obtain supply directly from such Third Person manufacturer and (ii) such Third Person manufacturer may, to the extent the same do not contain any of IMED's Patented Technology (as hereinafter defined), use the molds and equipment used to manufacture such Product or Accessory for IMED with no payment to IMED in respect thereof.

            (c) TRANSFER OF KNOW-HOW. Following the first commercial sale of any Product or Accessory in the Territory and upon written notice from IMED, DEBIOTECH shall deposit duplicates of all material Confidential Information, and other specifications, drawings, methods and test data which relate to the manufacture of the Product and Accessories (including procurement of all components) (the "Manufacturing Information") in a safe deposit box, vault or appropriate safe locked storage in a bank or other appropriate facility located in Switzerland (the "Vault") under the joint supervision of DEBIOTECH's General Counsel and IMED's General Counsel. The annual cost of the Vault shall be shared equally by the Parties. Contemporaneously therewith, DEBIOTECH shall provide to [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] and their respective approved successor manufacturers copies of Manufacturing Information. DEBIOTECH shall also periodically (but not less frequently than semi-annually) deposit in the Vault duplicates of all revisions, modifications, updates and enhancements to such information which may be developed or acquired by DEBIOTECH from time to time during the duration of this Agreement. IMED shall have the right periodically (but not more frequently than quarterly), upon ten (10) Business Days' prior written notice to DEBIOTECH, to appoint an independent representative reasonably acceptable to DEBIOTECH and subject to appropriate confidentiality undertakings to DEBIOTECH, to visually inspect but not copy, photograph, take notes on (other than to inventory the contents thereof) or otherwise remove the Manufacturing Information to determine if such Manufacturing Information is complete (which inspection shall be conducted at DEBIOTECH's option in the presence of a DEBIOTECH representative). The Manufacturing Information shall not be used by or released to any of IMED's other representatives until ten (10) days after the Standby Notice has been provided to DEBIOTECH in accordance with Article 10.5(b); PROVIDED, HOWEVER, that if DEBIOTECH contests the existence of the conditions entitling IMED to exercise the Standby License by sending IMED a written notice of objection within five (5) Business Days from receipt of the Standby Notice, DEBIOTECH shall have the right to submit that question to accelerated arbitration under Article
            22.3 hereof and the Manufacturing Information shall not be used or released to any of IMED's representatives until a final determination by such arbitrator. All Manufacturing Information provided under this Article 10.5(c) shall be deemed to be Confidential Information and shall be subject to the terms of
            Article 18.  Such Information may be used only as contemplated in
            Article 10.5(a) and 10.5(b).

            (d) USE OF MANUFACTURING EQUIPMENT. DEBIOTECH agrees that [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] (or approved successors) may use the Manufacturing Equipment (including, without limitation, new Manufacturing Equipment) in connection with the fulfillment of their obligations under the Standby Agreements. In addition, DEBIOTECH shall execute such documents and take such action, or cause the same to be executed or taken, as the case may be, as may be reasonably necessary to enable [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] to use the Manufacturing Equipment in connection with the foregoing. Because DEBIOTECH has supply obligations to other distributors that require the use of the Manufacturing Equipment, DEBIOTECH grants no rights to IMED to use the Manufacturing Equipment in connection with the Standby Licenses.

                  DEBIOTECH agrees to maintain and take all reasonably necessary actions to ensure that the Manufacturing Equipment remains free and clear of all liens, claims and encumbrances which would prevent IMED from exercising and utilizing any of its rights under the Standby Agreements.

            (e) TECHNICAL ASSISTANCE. Following the exercise by IMED of its rights under the Standby Licenses, at IMED's reasonable request and from time to time, DEBIOTECH shall provide its technical and other personnel to provide: (a) non-documentary and other Manufacturing Information not previously furnished; and (b) consulting assistance to IMED in utilizing the Manufacturing Information, dealing with regulatory agencies and in connection with the manufacture and sale of the Product and Accessories. In addition, DEBIOTECH shall execute such documents and take such action as may be reasonably necessary to transfer any registrations of the Product and

            Accessories into IMED's name for the purpose of enabling IMED to utilize the Standby Licenses.

      The Standby Agreements and Standby License shall apply only with respect to the particular Pump, Cassette or Accessory, as the case may be, that are subject to Supply Interruption. An interruption in the supply of only one product such as Pumps, for example, shall not cause IMED to have any rights under the Standby Agreements or Licenses with respect to any other product such as Cassettes or Accessories, for example.


ARTICLE 11:  WARRANTIES/QUALITY CONTROL/PRODUCT CHANGES

11.1  WARRANTY.

      (a) QUALITY. DEBIOTECH warrants that the Products, Accessories and Spare Parts shall be manufactured by or for DEBIOTECH by exerting the greatest care and in accordance with applicable laws and regulations. DEBIOTECH warrants that the Products, Accessories and Spare Parts, as delivered to IMED or its Affiliates shall: (i) conform to the Specification Documents; (ii) be free from manufacturing defects; and
      (iii) not be "adulterated" or "misbranded" as such terms are defined in the Act.

      DEBIOTECH shall be responsible, at its sole expense, for complying with all applicable regulatory requirements relating to the manufacture of the Product and Accessories for sale in the Territory, including the Act, Good Manufacturing Practices and other requirements of the FDA.

      (b) TITLE. DEBIOTECH warrants that upon delivery to and payment by IMED, the Products, Accessories and Spare Parts shall be free from any and all claims, demands, encumbrances, and liens affecting title, and DEBIOTECH will defend title thereto.

      (c) EXCLUSIONS. The warranties of DEBIOTECH set forth above shall not apply to any Product which: (a) has been tampered with or otherwise altered by Persons other than DEBIOTECH or its Affiliates or other than pursuant to and in accordance with DEBIOTECH's directions; or (b) has been subjected to misuse, negligence or accident by Persons other than DEBIOTECH or its Affiliates; or (c) is a Refurbished Pump.

      (d)   REMEDY.

            (i) PUMP. As IMED's sole remedy for breach of warranty, should any failure to conform with the warranties in Article 11.1 (a) above appear within [CONFIDENTIAL TREATMENT REQUESTED] after a Pump is delivered by IMED to an end user, or [CONFIDENTIAL TREATMENT REQUESTED] after a Pump is delivered to IMED by DEBIOTECH, whichever period ends first,

      DEBIOTECH shall promptly repair or replace free of charge any Pump not meeting DEBIOTECH's above warranty during the said warranty period; PROVIDED, HOWEVER, that if replacing or repairing the defective Pump fails to remedy the defect, IMED is entitled at its choice to rescind the sales contract insofar as the defective Pump is concerned or to reduce the purchase price by an appropriate amount agreed by DEBIOTECH. IMED shall pay the cost of shipping the defective Pump to DEBIOTECH and DEBIOTECH shall pay the cost of shipping the repaired or replacement Pump to IMED.

            (ii) CASSETTES, ACCESSORIES AND SPARE PARTS. As IMED's sole remedy for breach of warranty, should any failure to conform with the warranties in Article 11.1 (a) above appear within [CONFIDENTIAL TREATMENT REQUESTED] after a Cassette, Accessory and/or Spare Part is delivered to IMED by DEBIOTECH: (a) IMED shall notify DEBIOTECH of any Cassette, Accessory and/or Spare Part not meeting DEBIOTECH's above warranty; and
      (b) IMED shall, if available from IMED's customer, ship to DEBIOTECH or destroy, at DEBIOTECH's option and IMED's cost, the defective Cassette, Accessory and/or Spare Part; and (c) DEBIOTECH shall promptly supply to IMED a Cassette, Accessory and/or Spare Part replacing the defective one(s) at no cost to IMED, except that DEBIOTECH shall replace each defective Cassette which has been supplied by IMED to a customer in a Cassette Set with two (2) replacement Cassettes at no cost to IMED.

      Notwithstanding the foregoing clauses (i) and (ii), Third Person liabilities shall be treated in accordance with Article 20.3.

      (e) DISPUTE CONCERNING DEFECT. In the event that the Parties do not agree as to the existence of a defect and/or the applicability of warranty provisions, that question shall be submitted to an independent third party expert accepted by both Parties, bound with DEBIOTECH by adequate confidential obligations, for a final and binding determination. The cost of such expert and expertise procedure shall be at the full charge of the Party which was wrong in its interpretation of the defect and/or applicability of the warranty provisions.

11.2  QUALITY CONTROL.

      (a) INSPECTION BY DEBIOTECH. Prior to shipment, the Product and Accessories shall be subjected to a quality control inspection by DEBIOTECH or its manufacturer in accordance with the Quality Control Procedures. Upon reasonable prior written notice, DEBIOTECH shall permit the IMED independent person designated below to review periodically DEBIOTECH's production and quality control procedures and records and to visit DEBIOTECH's manufacturer's facilities, at reasonable times with a representative of DEBIOTECH present, in order to assure satisfaction of the requirements of this Article 11.2(a).

      (b) INSPECTION BY IMED. Upon receipt of any Cassettes or Accessories, IMED shall perform a visual lot inspection of Cassettes or Accessories for conformance with the Specification Documents and for manufacturing defects.

      Any quality control conducted by IMED on the production site shall be handled at IMED's cost, by an independent Person acceptable to both Parties and bound vis-a-vis DEBIOTECH by an appropriate confidentiality agreement. Such on site inspection shall be limited to once per Contract Year, except in the event of material or recurring defects.

      (c) QUALITY CONTROL CERTIFICATE AND RECORDS. DEBIOTECH agrees to supply, and to attach to each shipment of Products and Accessories a quality control certificate indicating compliance by DEBIOTECH with the requirements of Article 11.2(a). DEBIOTECH agrees to keep for further reference one sample Cassette of each shipment of Cassettes and all manufacturing documentation and records pertaining to the Product and Accessories for the period required by applicable laws or regulation in the country where such Products and Accessories are sold.

11.3  PRODUCT RECALL.

      (a) MANDATORY RECALL. In the event that a nonappealable administrative or judicial order (the "Recall Order") is issued or requested by an entity or authority having legal jurisdiction in the matter, IMED shall comply with the Recall Order and DEBIOTECH shall cooperate as herein provided. IMED shall be responsible for the administrative and transportation costs and expenses of complying with such Recall Order including, the cost of notifying customers and the costs associated with handling and any necessary shipment of such recalled Products and Accessories. DEBIOTECH shall be responsible for the costs of repair or replacement of such recalled Product or Accessory, up to an amount equal to the Recall Amount. All repair or replacement costs of the Recall Order in excess of such amount paid by DEBIOTECH shall be paid from the proceeds of the Recall Insurance Policy obtained by DEBIOTECH to cover such risk, the premiums for such policy being shared equally by the Parties, or if no such Recall Insurance Policy is then available, shall be shared equally by the Parties. Third Person liabilities shall be treated in accordance with
      Article 20.3.

      (b) VOLUNTARY RECALL. In the event that DEBIOTECH or IMED reasonably believes that any Product or Accessory violates any provision of applicable law, rule or regulation or should be recalled due to health or safety considerations, DEBIOTECH and IMED shall consult in good faith concerning the necessity for implementing any action and the means of implementing the same and shall mutually agree to take such action in respect thereof as is necessary. In such an event, the Voluntary Recall shall be treated in accordance with Article 11.3(a) hereabove, including, without limitation, calculation of costs.

      (c) EPIDEMIC FAILURE. In the event of an Epidemic Failure of any Product or Accessory not constituting a Mandatory or Voluntary Recall and occurring after the expiry of the warranty period, DEBIOTECH and IMED shall consult in good faith concerning the action to be taken regarding such Product and/or Accessory and the means of implementing the same and shall mutually agree to take such action in respect thereof as is necessary including those Products and Accessories to be supplied by DEBIOTECH to IMED in the future (the "Necessary Action"). In such an event, the Necessary Action shall be treated in a manner consistent with
      Article 11.3(a) hereabove, including, without limitation, calculation of costs.

            RECALL COOPERATION. DEBIOTECH and IMED will keep one another fully informed with respect to any information, inquiry or correspondence from any government, agency or authority relating to the investigation or review of Product and Accessories compliance with applicable legal, health or safety requirements including prompt delivery to the other Party of all correspondence with any such government authority or agency as well as with any purchaser, customer or other user of such Product and Accessories. DEBIOTECH and IMED will cooperate fully with each other in effecting any recall or any other type of corrective action with respect to any Product and Accessories.

      (e) EXCLUSION. Nothing in this Article 11.3 applies to any rechargeable battery, rechargeable battery module and/or rechargeable battery pack.

11.4 SERVICE OBLIGATIONS. In addition to the obligations under Article 11.1(d) above, DEBIOTECH shall, at its expense, to the extent DEBIOTECH determines to modify software in order to: (i) permit the Products to comply with applicable regulatory requirements; or (ii) to improve product safety, provide, when possible, software update cards or other software media to IMED for replacement by IMED or the customer; PROVIDED, HOWEVER, the cost for new microprocessors or memory chips (such as EEPROM) provided under the Article 11.4 shall not be at DEBIOTECH's expense.

11.5  REMEDY EXCLUSIVE.  With respect to the warranty obligations contained in
      Article 11.1 (a) and the recall obligations contained in Article 11.3, so long as DEBIOTECH honors such obligations, IMED shall not be entitled to ask for any losses, costs, damages, compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures or commitments incurred in connection with the business or goodwill of IMED, interest and/or indemnification (except for Third Party liabilities) of any type other than the repair or replacement of the defective Product under the warranty limitation described in Article 11.1(a) or the recall obligations described in
      Article 11.3.  Third Party liabilities shall be treated in accordance with
      Article 20.3.

11.6 DISCLAIMER. DEBIOTECH makes no warranties or guarantees, express or implied, with respect to the Product or Accessories except and to the extent that such warranty is set forth in this Article 11. This warranty is extended only to IMED and to no other persons. THERE SHALL BE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, ON THE PART OF DEBIOTECH WITH RESPECT TO ANY OF THE PRODUCT OR ACCESSORIES EXCEPT THE WARRANTIES CONTAINED HEREIN.


ARTICLE 12:  MINIMUM ORDERS

12.1 MINIMUM PUMP AND CASSETTE ORDERS. From the First Introduction Date in each country of the Territory, the following minimum quantities of Pumps and Cassettes shall be applicable for each Country Year:

      PUMPS:


      COUNTRY:       1ST YEAR    2ND YEAR    3RD YEAR    4TH YEAR    5TH YEAR
      --------       --------    --------    --------    --------    --------
      USA

      CANADA                   [CONFIDENTIAL TREATMENT REQUESTED]

      MEXICO


      CASSETTES:


      COUNTRY:       1ST YEAR    2ND YEAR    3RD YEAR    4TH YEAR    5TH YEAR
      --------       --------    --------    --------    --------    --------
      USA

      CANADA                   [CONFIDENTIAL TREATMENT REQUESTED]

      MEXICO

      The above minimum quantities are established for each country for each corresponding Country Year and shall be based upon Firm Orders placed by IMED for delivery during the applicable Country Year.

      Firm Orders for delivery during the last Quarter of any Country Year may, to the extent that they exceed the minimum quantities applicable for that Country Year, be counted towards the minimum quantities of the following Country Year.

      At the end of each five (5) year anniversary of the First Introduction Date, the Parties shall discuss in good faith and agree for each country of the Territory on minimums with respect to the Pump and Cassettes for the next five (5) year period (or the balance of the term of the Agreement if shorter) which shall be reasonable under the circumstances (including the possibility that such minimums would decrease), with the rebuttable presumption that such minimums should continue at the last applicable level.

      The minimum order amounts shall be increased by [CONFIDENTIAL TREATMENT REQUESTED] in the event of the occurrence of a Change of Control of IMED or of a sale or transfer of all or substantially all of the assets of IMED to a Third Person.

12.2 RIGHT OF OFFSET; LOSS OF EXCLUSIVITY. Notwithstanding anything to the contrary in this Agreement, any shortage of minimum orders in one of the countries mentioned in Article 12.1 hereabove in any corresponding Country Year (year "Y") may be offset by an excess of orders and distribution in another one of such countries (however, such offsetting is possible only one time for each country, and the excess of one country can not be counted more than one time for the offset of another country). Otherwise, IMED would immediately and irrevocably lose its exclusive right regarding the Product and Accessories for such country concerned with immediate effect after written notice by DEBIOTECH.

      In the event of such an offset, IMED would have a limited further three
      (3) months period to order the shortage of Cassette and Pumps in the concerned country together with [CONFIDENTIAL TREATMENT REQUESTED] of the minimum Quantity of Cassette and/or Pumps for the next Country Year (Year "Y+1") in the same country (the "Minimum Order Cure Period").

      In the event that IMED fails to meet the minimum order requirements for Pumps in any Country Year, following the expiration of the Minimum Order Cure Period and receipt of written notice thereof from DEBIOTECH, IMED would immediately and irrevocably lose its exclusive right under Article
      12.2 regarding the Product and Accessories, and its exclusive rights under
      Article 2.1 and 4.3 hereof for the applicable country.

      In the event that IMED fails to meet the minimum order requirements for Cassettes in any Country Year, following the expiration of the Minimum Order Cure Period and receipt of written notice thereof from DEBIOTECH, IMED shall pay to DEBIOTECH a royalty on the Cassettes Sets (excluding the Cassette/Reservoir Module) sold in the applicable country, provided that IMED's overall Gross Margin on Products and Accessories exceeds [CONFIDENTIAL TREATMENT REQUESTED], in an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the amount, if any, by which IMED's Gross Margin on such Cassette Sets exceeds [CONFIDENTIAL TREATMENT REQUESTED].

      Notwithstanding the foregoing, if IMED's failure to meet any minimum order requirement in any Country Year is due to the failure of DEBIOTECH to perform its obligations under the Agreement, then IMED shall be deemed to have satisfied such minimum order requirement for such Country Year. Furthermore, if IMED's failure to meet such minimum orders is due to a Supply Interruption, then the Parties shall discuss in good faith and agree on an appropriate reduction on minimum orders for Products and Accessories for the remainder of the five year period, which shall be reasonable under the circumstances.

      If IMED loses its exclusive right regarding the Product and Accessories in any country according to the provisions of this Article 12.2, DEBIOTECH would continue to supply IMED for this country on a non-exclusive basis according to the conditions set forth in Article 8 except that the price to IMED shall not be more than the price charged by DEBIOTECH to any other Distributor for the same Product and Accessories for the Field of Application in the same country of the Territory for corresponding order volumes and quality.


ARTICLE 13:  PATENT RIGHTS AND KNOW-HOW

13.1 PATENTS. The Cassette has been patented in the USA under Nr 5.044.902. A patent is pending in Canada under Nr 2.011.988.8. Further patents are pending concerning the Cassette and Pump in several countries of the Territory, as set forth on Enclosure 2.

13.2 DEBIOTECH REPRESENTATIONS. DEBIOTECH makes no representations with respect to the Technology, except for the representations set forth below:

      (i) DEBIOTECH is the exclusive licensee of the Cassette Patent for the Product in the Field of Application and the Cassette Patent, to the best of DEBIOTECH's knowledge (after reasonable investigation) up to the Effective Date, is free from third party claim of infringement;

     (ii) The Cassette Patent has been properly filed, prosecuted and issued in the respective offices and jurisdictions, and all applicable fees due and payable have been paid;

    (iii) Except as disclosed on Schedule 13.2, neither DEBIOTECH nor any member of the DEBIOTECH Group is the licensee or sublicensee of any Technology regarding any Product or Accessory.

     (iv) The Product and Accessories, to the best of DEBIOTECH's knowledge (after reasonable investigation) up to the Effective Date, do not contain any Intellectual Property that infringes the Intellectual Property rights of any Third Person;

      (v) DEBIOTECH has the sole and exclusive right to enter into this Agreement and there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, whether written, oral or implied, which are inconsistent with this Agreement; and

     (vi)   DEBIOTECH is the owner of the existing Manufacturing Equipment.

13.3 LIMITATION ON DEBIOTECH REPRESENTATIONS. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed as:

      (a) A warranty or representation that anything used or sold or otherwise disposed of under any license or grant of rights in this Agreement is or will be free from infringement of patents of Third Persons;

      (b) An obligation by DEBIOTECH to bring or prosecute actions or suits against Third Persons for infringement of any Patent; or

      (c) An obligation by DEBIOTECH to furnish any Manufacturing Information to IMED.

13.4 INFRINGEMENT. In the event that (i) the Cassette or (ii) any elements of the Pump v.1A or Pump v.2 that were based on technology contained in Pump
      v.1 or on any of DEBIOTECH's issued or pending Patents on a worldwide basis as of the Effective Date (the "Existing Patented Technology") is determined to infringe in any country in the Territory the Intellectual Property of any Third Person by a final, non-appealable judgment of a court of competent jurisdiction, then DEBIOTECH shall be obligated to pay [CONFIDENTIAL TREATMENT REQUESTED] of all royalties, damages and any other costs associated therewith, up to an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of DEBIOTECH's transfer price to IMED of all Products and Accessories included in the damage award. In the event that any new element of Pump v.1A or Pump v.2 which was not based on technology contained in Pump v.1 or on any Existing Patented Technology or Accessory is determined to infringe in any country in the Territory the Intellectual Property of any Third Person by a final, nonappealable judgment of a court of competent jurisdiction, then DEBIOTECH shall be obligated to pay [CONFIDENTIAL TREATMENT REQUESTED] of all royalties, damages and costs associated therewith without limit. IMED shall be obligated to pay the balance of such royalties, damages and costs in either such case.

13.5 PATENT PROSECUTION. DEBIOTECH and IMED shall promptly report to each other all information received relating to any actual or threatened infringement of any Patent or patent application concerning the Product and/or Accessories, in any country in the Territory and shall cooperate in defending the Patents. If any infringement occurs in the Territory, IMED may take an action at its own expense against any such infringer (including, without limitation, commencement of legal action) and shall keep

      DEBIOTECH regularly informed about any detail of such action. DEBIOTECH shall be free to join IMED's action at any moment, at its own expense.

      If IMED does not make a timely effort to take such action, DEBIOTECH may, after a written notice to IMED has been left without effect for at least two (2) months, take an action against such infringer at its own expense and DEBIOTECH shall keep IMED regularly informed about any detail of such action. IMED shall be free to join DEBIOTECH's action at any moment, at its own expense.

      In the event any such action should result in any indemnification of any type (damages, expenses, etc... ) to any Party hereto, such indemnification shall first be applied to cover the legal and other expenses directly incurred by the Parties hereto in connection thereto, and the surplus shall be shared in equal proportion between DEBIOTECH and IMED.

13.6 PATENT MAINTENANCE. DEBIOTECH undertakes and agrees to use commercially reasonable efforts to maintain or obtain, as the case may be, reasonably necessary and desirable patent coverage with respect to the Technology, including, without limitation: (i) using commercially reasonable efforts to cause the Patents to remain in full force and effect until their respective stated expiration dates; and (ii) entering into confidential agreements with respect to the Technology.

      If at any time during the duration of this Agreement, DEBIOTECH intends to abandon or allow to lapse any of the Patents, patent applications and/or any rights to the Technology, DEBIOTECH shall notify IMED in writing of such intent at least forty-five (45) days before the proposed date of abandonment or lapse.

      In such event, and if requested by IMED within fifteen (15) days following DEBIOTECH's notice, DEBIOTECH shall take any and all appropriate measures to maintain such Patent, patent application and/or rights to Technology at IMED's costs. In such circumstances, IMED will be allowed to recover the costs mentioned above by offsetting them against the purchase price of the Cassettes delivered by DEBIOTECH for the country(ies) concerned, and within a limit of [CONFIDENTIAL TREATMENT REQUESTED] of the Cassette price, provided such Patent precludes the distribution or sale of the Product by Third Persons as it is manufactured for IMED.

      IMED shall be under no obligation to prosecute or maintain any patent application or Patent under the provisions of this Article 13.6.

      IMED shall not challenge, directly or indirectly, the Cassette Patent.

13.7  IMED'S TECHNOLOGY.

      (a) NO PATENTS ON PRODUCT. IMED shall have freedom to carry on its normal research and development activities involving pumps or otherwise (including any products relating thereto). However, IMED agrees that, in addition to its undertakings in Article 5.8 hereof, concerning research and development, unless the parties agree otherwise, IMED will not use DEBIOTECH's Confidential Information or Technology in preparing any patent applications. If notwithstanding such undertakings it is determined that a future patent obtained by IMED was prepared using DEBIOTECH's Confidential Information or Technology, IMED shall grant DEBIOTECH a royalty free worldwide license for all fields to manufacture, use, market, sell, or sublicense only the technology covered by the claims of said patent which have been determined to be based on DEBIOTECH's Confidential Information or Technology for so long as said patent is valid (notwithstanding termination or expiration of this Agreement). IMED will not apply for any patent which is derivative of DEBIOTECH's Patents (such that if such patent was filed by DEBIOTECH it would be considered under U.S. law to be a continuation-in-part). IMED will not file patent applications as part of a scheme to limit the improvement of the Products.

      (b) DEBIOTECH USE OF IMED'S TECHNOLOGY. Consistent with the provisions of Article 5.10(c) IMED may refuse to permit DEBIOTECH to use any IMED patents or patent applications ("IMED's Patented Technology") for any purpose, including, without limitation, in any Improvement to the Product, Accessories or New Developments for which IMED has exercised its rights or may limit the use of IMED's Patented Technology to Products, Accessories or such New Developments manufactured by DEBIOTECH for IMED. DEBIOTECH may refuse to incorporate IMED's Patented Technology into such Improvement if DEBIOTECH is able to obtain an equivalent result without such incorporation or if DEBIOTECH can reasonably show that such incorporation would bring no material advantage to the Product or Accessory, unless IMED agrees to grant to DEBIOTECH a royalty free non-exclusive worldwide license on such patents, in connection with such Products, Accessories or New Developments, with the right for DEBIOTECH to sub-license to its Distributors outside the Territory or Field of Application, for as long as those patents are valid (notwithstanding termination or expiration of this Agreement).

      (c) EFFECT OF IMED'S TECHNOLOGY ON NET PROCEEDS OF SALES. In the event that IMED's Patented Technology is incorporated into a Pump and IMED is able to establish with objective evidence that such Pump has a materially improved competitive position as a direct result thereof such that the sales price for the Pump can be increased, the Parties agree to negotiate in good faith an appropriate exclusion from the Pump Net Proceeds of Sales so that IMED does not pay royalties to DEBIOTECH based on the increased margin due solely on IMED's Patented Technology and which would result from the sale of such improvement in another product.

ARTICLE 14:  SALES PROMOTION/TRAINING AND SERVICING

14.1 DIRECT SALES. IMED will be solely responsible for promoting the sales of the Product in the Field of Application in the Territory, and will alone bear any related costs of such promotion. IMED shall also maintain at all times throughout the duration of this Agreement an appropriate sales force, subject to IMED's right to use sub-Distributors outside the USA pursuant to Article 2.1 hereof, for the Product commensurate with the sales in every country of the Territory and use commercially reasonable efforts in connection with the sale and distribution of the Products pursuant to this Agreement.

      In respect of any Contract Year and for purposes of this Article 14.1, IMED shall be presumed to have satisfied its obligation to use commercially reasonable efforts if IMED has satisfied the minimum orders contemplated in Article 12.1; provided, HOWEVER, that IMED's failure to satisfy such minimum orders in any Contract Year shall not alone constitute conclusive evidence that IMED has failed to use commercially reasonable efforts.

14.2  SERVICE ASSISTANCE.

      (a) DISCLOSURE. At the request of IMED, DEBIOTECH shall supply to IMED reasonable technical information, including service manuals, regarding each Product's and Accessory's functioning, maintenance and use.

      (b) TRAINING ASSISTANCE BY DEBIOTECH; FEES AND EXPENSES. At the request of IMED, DEBIOTECH shall reasonably assist in the training of the service managers of IMED and its Affiliates to maintain and service the Products and Accessories. Unless the Parties otherwise agree, such training shall be conducted in the English language at DEBIOTECH facilities. The manner and extent of instruction, the number of trainees, and the date, location, duration and frequency of instruction shall be reasonably agreed to by DEBIOTECH. In addition to the foregoing, DEBIOTECH agrees to provide technical assistance for promotional events at the launch of Products as well as for the introduction of Products to IMED's Affiliates.

      DEBIOTECH will be entitled to charge IMED a per diem lump sum (per participating member of DEBIOTECH's personnel) of seven hundred fifty Swiss Francs (750 Sfr.), plus all reasonable related costs and expenses, including, without limitation, travel and hotel expenses, incurred by DEBIOTECH in connection with this Article 14.2(b).

      (c) SPARE PARTS. In furtherance of the foregoing, DEBIOTECH will supply to IMED Spare Parts for all Products and Accessories solely for maintenance, repair or refurbishment. If IMED orders Spare Parts to have Pumps repaired or refurbished under its own responsibility, the sub-units and parts will be invoiced by DEBIOTECH to IMED at a price not to exceed the price invoiced to DEBIOTECH by its manufacturer increased by [CONFIDENTIAL TREATMENT REQUESTED] for overhead (the "Parts Price").

      In case of a change of the Specification Document implying the change of Spare Parts so that new Spare Parts could not be used for old Pumps or Accessories and old Spare Parts could not be produced later on, DEBIOTECH shall inform IMED of the occurrence of such change and IMED shall give notice to DEBIOTECH of the reasonable quantity of Spare Parts according to old Specification Document which need to be stored at manufacturer's plant for the possible repair or maintenance (but not refurbishment) of old Pumps or Accessories. IMED and DEBIOTECH shall each bear fifty per cent (50%) of the Parts Price for such Spare Parts and their storage, the foregoing amount paid by IMED (i) being credited against fifty per cent (50%) of the Spare Parts Price when Spare Parts are later ordered by IMED; and (ii) in the event that the Agreement has terminated or expired, being reimbursed to IMED as such Spare Parts are sold by DEBIOTECH from time to time.

14.3 TRAINING BY IMED. IMED will take all necessary measures and full responsibility to train, in the manner normally used by IMED for its own similar products, its own personnel, sales and service staff, hospital staff, and all other users, in the use of the Product in a way commensurate with its intended use in every country of the Territory, as well as in organizing the after-sales service and maintenance for the Product for as long as any Product may still be in use.

14.4 PROGRESS REPORTS; MARKETING MEETINGS. IMED will keep DEBIOTECH regularly informed on the progress of sales of the Product and Accessories, country by country. In connection therewith, IMED shall provide to DEBIOTECH:
      (i) preceding each calendar year, IMED's marketing strategy, including a tactical marketing plan, and amendments thereto, if any, from time to time during such calendar year; and (ii) on a half yearly basis, actual historical sales data (or estimated data to the extent the provision of actual data is not practicable) for each Product and Accessory by relevant market segments and geographic areas of the Territory. This information may be transmitted with the rolling forecast mentioned in Article 10.1 hereabove. Furthermore, IMED agrees to have marketing meetings regarding distribution of the Product at regular intervals, not less than two (2) times a year, with representatives of DEBIOTECH in attendance. At least one (1) month's advance notification of such meetings shall be given to DEBIOTECH.

14.5 PROMOTIONAL MATERIAL. IMED shall supply free of charge to DEBIOTECH at least one (1) sample of every brochure, video and advertising in any country of the Territory relating to the Product and/or the Accessories made for the public, end-users, hospitals, clinics, nurses, medical staff and/or technicians. IMED also agrees to supply, at DEBIOTECH's request and at cost price, any reasonable further quantity of such brochure, video, advertising and/or promotional material (including a picture or photograph of any trade show display) for public events as DEBIOTECH may request.

ARTICLE 15:  NON COMPETITION

15.1 NON-SOLICITATION. The Parties agree that for the duration of this Agreement and for the three (3) year period following thereafter, neither IMED Group nor DEBIOTECH Group will directly or indirectly, on its behalf or on behalf of any other Person, employ, endeavor to solicit or induce any employees of the other Party to leave their employment with such other Party in order to accept employment with another Person, including DEBIOTECH or IMED.

15.2 PRESENTATION TO EXPERTS. Each Party shall have the right to present the Product and Accessories in the Territory to selected external experts (excluding business competitors of one of the Parties as long as IMED retains its exclusivity) for Improvement and/or New Development purposes (e.g.: during focus group meetings, but not operating such Product for use with any living being) provided it has informed the other Party with at least fifteen (15) day's advance written notification of such presentation and offered to at least one of the other Party's representative to participate in such presentation. Any Product and/or Accessories presented by DEBIOTECH under this Article 15.2 shall not bear the IMED Trademarks or IMED's name without IMED's prior written consent.


ARTICLE 16:  DURATION

This Agreement is entered into for a duration of fifteen (15) years from the Effective Date. The Parties agree that no less than six (6) months prior to the end of the foregoing term, the Parties shall negotiate in good faith the extension of this Agreement. In the event that the Parties are unable to agree upon such an extension this Agreement shall terminate upon the expiration of such term. Notwithstanding expiration of this Agreement, DEBIOTECH agrees to supply non-exclusively to IMED, and IMED agrees to continue to purchase exclusively from DEBIOTECH, Cassettes for three (3) years after such expiration on the supply terms of this Agreement; PROVIDED, HOWEVER, that if DEBIOTECH is unable to supply IMED with a reasonable supply of Cassettes, IMED shall be permitted to purchase Cassettes from Third Persons, but the warranty provisions contemplated in Article 11.1(a) hereof shall not apply to any Product once used in connection with such Cassette.


ARTICLE 17:  TERMINATION

17.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and indemnifications contained in Articles 11.1, 13.2 and 20, shall not terminate, but shall survive the termination or expiration of this Agreement, for whatever reason, and continue thereafter in full force and effect, subject to applicable statutes of limitations.

17.2 SURVIVAL OF COVENANTS AND AGREEMENTS. All: (i) covenants and agreements contained in Articles 4.8, 6, 11, 13.7, 14.2(c), 15.1, 17, 18, 20.3, 21.4
      and 21.16 and all warranty and service obligations of DEBIOTECH with respect to all Products, Accessories and Spare Parts delivered to IMED pursuant to this Agreement; and (ii) liabilities or obligations with respect to any breach of this Agreement accruing prior to the termination or expiration of this Agreement, shall not terminate, but shall survive the termination or expiration of this Agreement, for whatever reason, and continue thereafter in full force and effect. The expiration or termination of this Agreement shall be effective without prejudice to the collection of sums and/or royalties previously due or resulting from current Firm Orders if to the benefit of DEBIOTECH, or the refund provided under Article 17.4 if to the benefit of IMED.

17.3 RESERVATION OF RIGHTS. Except as otherwise provided herein, at the termination or expiration, for whatever reason, of this Agreement and for a further period of five (5) years, IMED shall not manufacture, market, distribute, lease and/or sell Cassettes (as defined in Article 1 hereabove) and/or pumps to be used with Cassettes not originating from DEBIOTECH in any country of the world without the prior written consent of DEBIOTECH. If all the Patents for the Cassette have expired and the entire know-how for the Cassette is in the public domain other than by a breach of the provisions of Article 18 hereafter by IMED, IMED shall not be bound by the terms of this Article 17.3, except if DEBIOTECH has terminated this Agreement pursuant to Article 17.7 or 8.10(c).

17.4 TERMINATION BY IMED FOR REGULATORY REFUSAL. In addition to the other rights of IMED hereunder to terminate this Agreement, including, without limitation, those rights contained in Article 7.2 and 17.5, IMED may terminate this Agreement at any time upon written notice to DEBIOTECH by certified mail return receipt requested or by Federal Express or by another reputable express courier service, if, through no fault of IMED or its Affiliates and due to major governmental or regulatory action (excluding actions which constitute a Failure Event 1A or Failure Event
      2), IMED or its Affiliates are unable to market any Product in the USA without any appeal possible. In such an event, DEBIOTECH shall refund to IMED within [CONFIDENTIAL TREATMENT REQUESTED] from receipt of such termination notice [CONFIDENTIAL TREATMENT REQUESTED] of any and all sums paid to DEBIOTECH under Article 7.1 (b) to (h), less any refund and/or compensation previously paid to IMED under Article 7 or 11.3 hereabove, less [CONFIDENTIAL TREATMENT REQUESTED] for each half (1/2) Contract Year elapsed. However, any refund under this Article 17.4 shall be exclusive of any other refund or payment under any other provision of this Agreement.

17.5  MATERIAL BREACH.

      (a) CURABLE EVENTS. In the event that either Party is in material breach with any material provision or representation of this Agreement (such as, as examples only, for IMED, any delay in paying any material sum or royalty, unallowed manufacturing of any part of the Product and/or Accessories, non compliance with the insurance policy obligation according to Article 20.3(a) hereafter, refusing to allow an audit according to the provisions of Article 21.4 hereafter or, for DEBIOTECH, non-compliance with delivery obligations, failure to honor warranty or Recall obligations, etc.) and such breach is materially adverse to the interests of the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement at the expiration of a [CONFIDENTIAL TREATMENT REQUESTED] [[CONFIDENTIAL TREATMENT REQUESTED] in case of any delay of payment of money due] cure period (the "Cure Period"), starting on the date of receipt of a written notice ("Breach Notice"), sent certified mail-return receipt requested or by Federal Express or another reputable express courier service, stating which provision has not been complied with and requesting that it be remedied within such Cure Period. If a material breach has not been remedied or, with respect to defaults which by their nature are not susceptible to immediate cure, if the breaching Party has not commenced and is not diligently pursuing the remedy within the Cure Period the non-breaching Party may send a written notice of termination (the "Termination Notice"), in which event the provisions of Article 17.7 hereof shall apply upon receipt by the breaching party of such Termination Notice.

      (b) NONCURABLE EVENTS. Notwithstanding the terms of Article 17.5(a), in the event that a Party receives a Breach Notice in respect of a noncurable event (e.g., distributing the Product outside the Field of Application or outside the Territory), the non-breaching Party may send a Termination Notice at the end of the Cure Period only if the breaching Party has failed to: (i) cease the noncurable activity; (ii) take all necessary and appropriate actions to ensure that such action will not continue; and
      (iii) make reparations for any damage caused.

      (c) ACCELERATED ARBITRATION TO CONTEST BREACH. In the event that the Party receiving the Breach Notice contests in good faith the existence, or the materiality, or the adversity of the claimed breach, such Party shall have the right to initiate accelerated arbitration proceedings under
      Article 22.3 hereof within fifteen (15) days of its receipt of the Breach Notice. The question to be determined by the arbitrator shall be limited to the existence, materiality and adversity of the claimed breach and whether the claimed breach has been properly cured. In the event such an accelerated arbitration is commenced in good faith, the Cure Period of [CONFIDENTIAL TREATMENT REQUESTED] ([CONFIDENTIAL TREATMENT REQUESTED] in the case of material payment defaults) shall be extended if necessary so that the Cure Period will not end sooner than [CONFIDENTIAL TREATMENT REQUESTED] ([CONFIDENTIAL TREATMENT REQUESTED] in the case of material payment defaults) after the date of the final determination of the arbitrator in this accelerated proceeding; PROVIDED, HOWEVER, that if the arbitrator expressly determines that the arbitration was not commenced in good faith, the Cure Period shall be extended for only [CONFIDENTIAL TREATMENT REQUESTED] in all cases and the Party initiating the accelerated arbitration shall be liable for all of the costs of the arbitration and the legal expense of the other Party incurred in such proceeding. It is the intention and expectation of the Parties that such an accelerated arbitration will take place as rapidly as possible and will be concluded within [CONFIDENTIAL TREATMENT REQUESTED] after it is commenced. Accordingly, the Parties agree to act in good faith and to use their commercially reasonable efforts to assure that the arbitration proceeds rapidly and without undue delay.

      (d) EXCLUSIVE REMEDY. In the event that any Party elects to send a Termination Notice pursuant to this Article 17.5 as a result of any material and adverse breach of this Agreement, the resulting sale of the IMED Product Business pursuant to Article 17.7 hereof and the termination resulting therefrom shall be the sole and exclusive remedy with respect to such breach and the non-breaching Party shall have no right to ask for any losses, costs, damages, compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures or commitments incurred in connection with the business or goodwill of the non-breaching Party, interest and/or indemnification of any type, but each Party shall have the right to full performance of all obligations incurred up to the date of termination.

17.6 EXPIRATION; TRANSFER OF MARKET APPROVALS. After DEBIOTECH or a new DEBIOTECH Distributor has assumed the rights and obligations of IMED under
      Article 17.8 upon expiration or termination of this Agreement for whatever reason, to the extent permitted by law and to the extent no longer required by IMED in connection with its Product and Accessory business, IMED agrees to transfer, or cause the transfer of, free of charge, all Market Approvals and/or any other documents or authorization to market the Product in the Territory, promptly to DEBIOTECH, or to any party which DEBIOTECH shall nominate.

17.7  EFFECT OF TERMINATION. [CONFIDENTIAL TREATMENT REQUESTED FOR THIS SECTION]

17.8 CONTINUED SUPPLY; TRANSFER OF CONTRACTS TO NEW DISTRIBUTOR. For as long as no new Distributor has been appointed by DEBIOTECH for the Territory notwithstanding any expiration or termination of this Agreement, DEBIOTECH agrees to continue to supply Cassettes, services, Spare Parts necessary to service IMED's customers pursuant to the terms of this Agreement, and IMED agrees to continue to purchase such Cassettes, Spare Parts and other materials from DEBIOTECH on such terms and to supply the same to its customers according to their needs, so as to maintain the value of the Product Business. Upon written notification from DEBIOTECH of the identity of a new Distributor, IMED shall immediately notify all of its former customers of the identity of such new Distributor and will cooperate in the transfer of all service and supply contracts relating to the Products to such new Distributor without further compensation, provided that such Distributor is willing to and does assume the obligations of IMED under such service and supply contracts, and the obligations of IMED to provide Cassettes, Spare Parts and otherwise service its customers, at which time the rights of IMED under this Article
      17.8 shall cease;

      PROVIDED, HOWEVER, that IMED shall be entitled to collect payments from its customers on all Products and Accessories previously sold by IMED to such customers.


ARTICLE 18:  CONFIDENTIALITY

18.1 CONFIDENTIALITY PERIOD. During the term of this Agreement, and for a period of five (5) years thereafter, each Party will maintain in confidence all Confidential Information disclosed by the other Party hereto. Each Party will keep the other Party's Confidential Information in strict confidence and shall not divulge, publish or otherwise reveal such Confidential Information, directly or indirectly, to any other person, firm or entity, or use or grant use of such Confidential Information except as expressly authorized by this Agreement. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

18.2 LIMITATION ON DISCLOSURE; SAFEGUARDS. A receiving Party of a disclosing Party's Confidential Information agrees to limit the internal dissemination of such Confidential Information to only those directors, officers, consultants, clinical investigators and regular employees of the receiving Party whose access to such Confidential Information is necessary for the full exercise by the receiving Party of the rights granted pursuant hereto and contemplated hereby and the proper performance of the functions of such individuals in connection therewith; and further agrees to take, and to cause its directors, officers, consultants, clinical investigators and regular employees who may have access to such Confidential Information to take all appropriate safeguards so as to protect the secret and proprietary nature of such Confidential Information and to prevent unauthorized use, reproduction, disclosure and other dissemination thereof. Such safeguards shall include, without limitation, the execution and delivery to the disclosing Party by such directors, officers, consultants, clinical investigators and employees of written undertakings of non-disclosure and non-use.

18.3 NOTATION ON DOCUMENTS. The Parties shall endeavor to mark all Confidential Information with a stamp bearing the term "Confidential". Confidential Information not stamped with the term "Confidential" shall not terminate the confidential and proprietary status thereof.

18.4 DISCLOSURES REQUIRED BY LAW. The receiving Party may disclose Confidential Information to governmental authorities to the extent required by law to obtain and maintain Market Approvals. Such Party will use commercially reasonable efforts to secure confidential treatment from governmental authorities of disclosed Confidential Information.

18.5 NO ADEQUATE REMEDY AT LAW. Because a disclosing Party cannot be adequately compensated by money damages in the event of a violation of
      Article 15.1 or 18.1, a disclosing Party shall be entitled, in addition to any other right or remedy available to it, to an injunction in any country at the election of the disclosing Party, to restrain such violation or any threatened violation and to specific performance of any provision, hereof and, in either case, no bond or other security shall be required in connection with such injunction.

18.6 DISCLOSURE OF AGREEMENT. The Parties agree that the contents of this Agreement constitute Confidential Information, and as such, will not be disclosed by either Party without the written consent of the other, except as otherwise provided herein, required by law or as a contractual obligation for the fulfillment of this Agreement.

      However, DEBIOTECH and IMED are entitled to disclose the fact that an Exclusive Distribution agreement concerning the Product has been signed between both Parties hereto, provided that a limitation to the Territory and the Field of Application is mentioned.


ARTICLE 19:  FORCE MAJEURE

19.1 FORCE MAJEURE. Neither Party shall be liable for a failure to comply with a provision herein, if it is prevented from performing the said provision because of force majeure ("Force Majeure"), this term being defined as strikes or other labor trouble, war, insurrection, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, acts of God and the like.

19.2 COMMERCIALLY REASONABLE EFFORTS. Despite the event of Force Majeure, either Party hereto shall use commercially reasonable efforts to comply to the extent possible with its obligations vis-a-vis the other Party, pursuant to this Agreement.

19.3 NOTIFICATION OF FORCE MAJEURE. The Party invoking an event of Force Majeure must notify it forthwith to the other Party, must specify which one or ones of its obligations it is being prevented from complying with, and the nature of the event of Force Majeure, and must give an estimate of the period during which it is likely that it shall be prevented from complying with the said obligation or obligations.


ARTICLE 20:  REPRESENTATIONS AND WARRANTIES; RESPONSIBILITY

20.1 REPRESENTATIONS AND WARRANTIES OF DEBIOTECH. DEBIOTECH hereby represents and warrants as follows:

      (a) CORPORATE POWER. DEBIOTECH is duly organized and validly existing under the laws of the country of Switzerland and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

      (b) DUE AUTHORIZATION. DEBIOTECH is duly authorized to execute and deliver this Agreement and to perform its obligations under this Agreement. The person executing this Agreement on DEBIOTECH's behalf has been duly authorized to do so by all requisite corporate action.

      (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon DEBIOTECH, and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by DEBIOTECH does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      (d) NO ADVERSE ACTS. DEBIOTECH represents and warrants to IMED that it does not know of any circumstances and has not done and, throughout the duration of this Agreement, will not do any acts that are inconsistent with the terms of this Agreement or which infringe any of the rights of IMED.

20.2 REPRESENTATIONS AND WARRANTIES OF IMED. IMED hereby represents and warrants as follows:

      (a) CORPORATE POWER. IMED is duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

      (b) DUE AUTHORIZATION. IMED is duly authorized to execute and deliver this Agreement and to perform its obligation under this Agreement. The person executing this Agreement on IMED's behalf has been duly authorized to do so by all requisite corporate action.

      (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon IMED, and enforceable in accordance with its terms. The execution delivery and performance of this Agreement by IMED does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

      (d) NO ADVERSE ACTS. IMED represents and warrants to DEBIOTECH that it does not know of any circumstances and has not done and, throughout the duration of this Agreement, will not do any acts that are inconsistent with the terms of this Agreement or which infringe any of the rights of DEBIOTECH.

20.3  MAINTENANCE OF INSURANCE.

      (a) IMED LIABILITY INSURANCE. From and after the first user trials by IMED of the Product, IMED agrees to use commercially reasonable efforts to maintain an insurance policy having a minimum coverage of [CONFIDENTIAL TREATMENT REQUESTED] per occurrence and in the aggregate per policy year covering the risks and on the terms described in the insurance policy attached hereto as Exhibit 20.3(a) (the "Original IMED Policy") so long as such policy is reasonably available at commercially reasonable rates (as a minimum, the current premium rates paid by IMED as of the Effective Date increased by the annual United States inflation rate shall for all purposes, be deemed commercially reasonable for the duration of this Agreement). In the event that such policy is not reasonably available at commercially reasonable rates, IMED must notify DEBIOTECH not less than three (3) months in advance of its intention to modify the coverage and the Parties shall discuss alternative solutions in good faith. If after not less than thirty (30) days of good faith discussions between the Parties no solution is found to continue the coverage in the Original IMED Policy or any previously accepted modified policy, IMED may maintain modified coverage and compensate adequately DEBIOTECH for any commercially reasonable surplus premium due by DEBIOTECH to its insurance company as a direct consequence of such modification of IMED's coverage. In the event IMED elects to terminate even modified insurance coverage because the premium is no longer commercially reasonable, it may terminate such coverage after the above notice and good faith discussion periods and become self-insured in which event IMED shall (i) only indemnify DEBIOTECH so as to put DEBIOTECH in the same position it would have been in had the last insurance policy so maintained by IMED been in effect (assuming for this purpose, that such last insurance policy had a maximum coverage of [CONFIDENTIAL TREATMENT REQUESTED] per occurrence and in the aggregate policy year); and (ii) not be required to pay DEBIOTECH for any surplus premium due by DEBIOTECH to its insurance company as a direct consequence of such self-insurance by IMED.

      IMED will not insure itself without insuring DEBIOTECH. From and after the first user trials by IMED of the Product, IMED shall cause its insurer to name DEBIOTECH as an additional insured on such policy and to deliver to DEBIOTECH an original copy of such policy together with a certificate of insurance addressed to DEBIOTECH assuring that such policy cannot be canceled or amended without at least thirty (30) days prior written notice to DEBIOTECH.

      (b) DEBIOTECH LIABILITY INSURANCE. From and after the First Introduction Date in the USA, DEBIOTECH agrees to use commercially reasonable efforts to maintain an insurance policy having a minimum coverage of [CONFIDENTIAL TREATMENT REQUESTED] per occurrence and in the aggregate per policy year covering the risks and on the terms described in the insurance policy attached hereto as Exhibit 20.3(b) (the "Original DEBIOTECH Policy"). DEBIOTECH further agrees to renew such policy at or prior to the expiration of the term thereof. In the event that the same policy coverage is not reasonably available in the future or is available at increased premium rates that are no longer commercially reasonable (as a minimum, the current premium rates paid by DEBIOTECH as of the Effective Date increased by the annual Switzerland inflation rate shall for all purposes, be deemed commercially reasonable for the duration of this Agreement). In the event that such policy is not reasonably available at commercially reasonable rates, DEBIOTECH must notify IMED not less than three (3) months in advance of its intention to modify the coverage and the Parties shall discuss alternative solutions in good faith. If after not less than thirty (30) days of good faith discussions between the Parties no solution is found to continue the coverage in the Original DEBIOTECH Policy or any previously accepted modified policy, DEBIOTECH may maintain modified coverage and compensate adequately IMED for any commercially reasonable surplus premium due by IMED to its insurance company as a direct consequence of such modification of DEBIOTECH's coverage. In the event DEBIOTECH elects to terminate even modified insurance coverage because the premium is no longer commercially reasonable, it may terminate such coverage after the above notice and good faith discussion periods and become self-insured in which event DEBIOTECH shall (i) only indemnify IMED so as to put IMED in the same position it would have been in had the last insurance policy so maintained by DEBIOTECH been in effect (assuming for this purpose, that such last insurance policy had a maximum coverage of [CONFIDENTIAL TREATMENT REQUESTED] per occurrence and in the aggregate policy year); and (ii) not be required to pay IMED for any surplus premium due by IMED to its insurance company as a direct consequence of such self-insurance by DEBIOTECH.

      DEBIOTECH shall before the First Introduction Date in the USA cause its insurer to add IMED in a vendor endorsement on such policy and to deliver to IMED an original copy of such policy together with a certificate of insurance addressed to IMED assuring that such policy cannot be canceled or amended without at least thirty (30) days prior written notice to IMED.

      (c) RECALL INSURANCE. DEBIOTECH undertakes and agrees to use commercially reasonable efforts to procure an insurance policy to cover the costs of repair or replacement in connection with a recall contemplated in Article 11.3 in excess of the Recall Amount (the "Recall Insurance Policy") at or prior to the First Introduction Date of the Product. DEBIOTECH further agrees to use commercially reasonable efforts to renew such policy at or prior to the expiration of the term thereof upon such comparable terms as are available at the time of such renewal.

      (d) PROCEEDINGS. In the event of any action against any Party, IMED shall be responsible for conducting the proceedings of such action and shall keep DEBIOTECH regularly informed about any detail of such action. DEBIOTECH and/or its insurer shall be free to join the action at any moment at its own expense.

20.4 NOTIFICATION BY IMED. IMED shall immediately and without any delay report to DEBIOTECH any serious adverse reaction concerning the Product and/or Accessories, as well as any relevant information concerning the Product or Accessories which is reasonably likely to require DEBIOTECH to apply corrective measures.


ARTICLE 21:  MISCELLANEOUS

21.1 ASSIGNMENT. The rights and obligations under this Agreement shall not be assignable by one Party to any third party in the absence of the prior written approval of the other Party; PROVIDED, HOWEVER, that no such approval shall be required in connection with any such assignment that involves or relates to the transfer, sale, lease or financing of all or substantially all of the assets of one of the Parties, including, without limitation, an assignment by IMED hereunder to its existing lender as part of IMED's continuing obligation to provide such lender with a lien on substantially all of IMED's assets.

21.2 SEVERABILITY. If any provision hereof is, or later becomes, invalid or unenforceable or incompatible with any applicable law, such provision shall be ineffective without affecting the validity of the remaining provisions. The Parties shall attempt to replace the invalid provision with a valid provision as closely aligned with the original intent of the Parties as possible.

21.3 ENTIRE AGREEMENT; WAIVER. This Agreement represents the entire understanding between the Parties and supersedes any and all previous understandings both oral and written, with respect to the subject matter hereof. Amendments and supplements to this Agreement shall not be effective unless in written form and signed by both Parties. The failure of either Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either Party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

21.4 INSPECTION OF BOOKS AND RECORDS. Each Party shall be entitled to have an independent public accountant of its choice, but reasonably acceptable to the other Party and bound by adequate confidentiality obligations, inspect all relevant accounts and other documents in the possession of the other Party, and its Affiliates, during normal business hours, with reasonable notice, no more often than once per calendar year, in order to satisfy such accountant of the valid performance of this Agreement.

      In the event of any shortfall amounting to five percent (5%) or more of amounts due to a Party, the other Party shall pay to that Party, without any delay, all costs charged for the inspection contemplated above.

21.5 NOTICES. All notices or other communications to a Party required or permitted hereunder shall be in writing and shall be delivered personally to such Party (or, in the case of an entity, to an executive officer of such Party) or shall be given by certified mail, postage prepaid with return receipt requested, or by Federal Express or by another reputable express courier service addressed as follows:

      if to DEBIOTECH to:

            DEBIOTECH SA
            17-rue des Terreaux, CP82
            CH - 1000 LAUSANNE 9
            Switzerland
            Attention:  Frederic Neftel, C.E.O.

            With a copy (which shall not constitute notice) to send simultaneously by the same medium:

            Bourquin & Biner Bradley
            6, Avenue De Frontenex
            Place Des Eaux-Vives
            CH-1207 Geneve
            Switzerland
            Attention:  Russ V.V. Bradley, Jr.

      if to IMED to:

            IMED CORP.
            9775 Businesspark Avenue
            SAN DIEGO, CA  92131-1599
            USA
            Attention:  Joseph W. Kuhn, President

            With a copy (which shall not constitute notice) to send simultaneously by the same medium:

            Gordon Altman Butowsky Weitzen Shalov & Wein
            114 West 47th Street - 20th Floor
            New York, New York  10036
            USA
            Attention:  Barry D. Shalov

      DEBIOTECH and IMED may change their respective above specified addresses by notice to the other Party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally) or on the day shown on the return receipt or express courier invoice (if delivered by mail or express courier service).

21.6 ENGLISH LANGUAGE. If this Agreement is translated into any language, the English language version shall govern in the event of any conflict or question of construction or interpretation.

21.7 PUBLICITY. Except as provided in Article 18.6 or as otherwise provided below, any public disclosure of the transactions contemplated hereby and the terms hereof or results obtained hereunder (including but not limited to press releases or other statements made available generally by a Party to the public) will be reviewed and consented to by each Party prior to such disclosure. Such consent shall not be untimely or unreasonably withheld by any Party. Notwithstanding the foregoing, any Party may, without the prior consent of the other Party : (a) disclose: (i) the existence of the Agreement to the extent contemplated in Article 18.6,
      (ii) the general subject matter thereof (other than material business, technical and commercial terms thereof or related thereto), and (iii) the identity of the Party; or (b) make public disclosure of this Agreement and of the transactions contemplated hereby, the aggregate consideration to be paid hereunder, the terms hereof or the results obtained hereunder to the extent that such public disclosure is required by any law, or rule or regulation of any governmental agency, including without limitation, the United States Securities and Exchange Commission or any securities exchange on which securities of the disclosing party are then listed; PROVIDED, HOWEVER, that in the case of any disclosure under clause (b) above, the disclosing Party shall endeavor to obtain confidential treatment of information to be disclosed to the extent requested by the other Party. In addition, the Parties agree that DEBIOTECH and IMED will, upon execution of this Agreement by the Parties, publicly release the statements, respectively, set forth on Enclosure 14 hereto.

21.8 CURRENCY. All payments due hereunder shall be made in lawful coin and currency of the USA.

21.9 NO BROKER. DEBIOTECH, on the one hand, and IMED, on the other hand, represent that it has not employed any broker, finder, investment bank or financial adviser as to whom the other Party may have an obligation to pay any broker's or finders fee in connection with the origin, negotiation, execution or performance of this Agreement.

21.10 HEADINGS. The titles and headings to Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

21.11 ACTIONS BY AFFILIATES. Each Party agrees that, to the extent this Agreement contemplates any action to be taken by an Affiliate of such Party, such Party, as the case may be, will take all actions necessary to ensure that such Affiliate takes such action and the failure of such Affiliate to take such action shall be deemed a default by such Party.

21.12 DECLARATION OF ACCOUNTANT REGARDING ROYALTIES. IMED's auditors shall provide DEBIOTECH with a certified declaration each calendar year, stating that IMED's accounting of royalties pursuant to Article 9 to DEBIOTECH is correct.

21.13 INDEPENDENT CONTRACTOR. No Party is the legal representative or agent of the other Party as a result of this Agreement. Nothing herein shall be construed as creating the relationship of joint venture or partnership. No Party shall have the right to bind the other Party in contract or otherwise.

21.14 CHANGE OF CONDITIONS. In the event that, during the duration of this Agreement, the regulations in force at the time of its execution are drastically modified, or in the event that the data on which the Parties relied to enter into this Agreement change in such a manner that one Party shall suffer severe hardship from its performance of this Agreement, which could not reasonably be foreseen as of the date on which this Agreement was executed, the Parties shall then meet and adapt the conditions of this Agreement to the new situation, in a manner equitable to both Parties.

21.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become a binding Agreement when one or more counterparts have been signed by each Party and delivered to the other Party.

21.16 TAX RECUPERATION. Each Party shall cooperate with the other Party to recuperate withholding taxes and the like, to the extent possible by law.


ARTICLE 22:  ARBITRATION AND GOVERNING LAW

22.1 MEDIATION. In the event the Parties are unable to resolve a dispute, the Parties may engage a mediator acceptable to both Parties. Said mediator will immediately meet with the President of both parties to discuss the basis for the dispute and to attempt to resolve the dispute.

22.2 JURISDICTION. The ordinary courts of the place of residence of the defending Party have jurisdiction to grant interim injunctions as long as an arbitration panel is not constituted. After an arbitration panel is convened, such courts have no jurisdiction, except to the extent necessary to execute interim orders issued by the arbitration panel.

22.3  ARBITRATION.  With the exception of interim injunctions subject to Article
      22.2 hereabove, any controversy or claim among the parties arising out of or relating to this Agreement shall be finally settled under the rules of arbitration set forth in

      Exhibit 22.3 hereto. The arbitration panel shall have full powers to issue interim orders.

22.4 CHOICE OF LAW. This Agreement shall be construed, governed by and interpreted in accordance with the laws of Switzerland.


IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers.



    DEBIOTECH S.A.                      IMED Corp.
    Date:May 8, 1995                    Date: May 8, 1995
    In:  Lausanne, Switzerland          In:   Lausanne, Switzerland


           /s/ Frederic Neftel                 /s/ Joseph W. Kuhn

    Name:  Frederic Neftel,             Name:  Joseph W. Kuhn
              C.E.O.                              President